As filed with the Securities and Exchange Commission on January 30, 2008

File No: 333-144317

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE
AMENDMENT NO. 2
TO

FORM S-3
ON
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MANGOSOFT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	7371	87-0543565
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

29 Riverside Street
Suite A
MS A-8
Nashua, NH 03062
Phone: (603) 324-0400

( Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dale Vincent
Chief Executive Officer
Mangosoft, Inc.
29 Riverside Street
Suite A
MS A-8
Nashua, NH 03062
Phone: (603) 324-0400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey D. Zukerman, Esq.
Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, NY 10022
(212) 223-6700
(212) 223-6433 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

PROSPECTUS

MANGOSOFT, INC.

Rights to Purchase up to 2,400,000 Shares Common Stock

We are distributing rights at no charge to holders of our common stock to purchase up to 2,400,000 shares of our common stock to persons who owned our common stock as of the close of business on December 21, 2007, the record date. You will have .7032 of a right for each share of our common stock that you own as of the record date. Each full right will entitle you to subscribe for one share of our common stock at a subscription price of $.50 per share, the same price at which we effected our private placement of 2,400,000 shares of our common stock to certain existing stockholders earlier this year, which we refer to as our “Private Placement.” Subscribers who exercise their rights in full may over-subscribe to purchase additional shares, subject to certain limitations, to the extent shares are available. You will not have the right to purchase any fractional shares. If all rights are exercised, we will issue 2,400,000 shares of common stock in the offering. The proceeds from this rights offering will be used to fund certain of our litigation expenses in connection with the enforcement of our patent portfolio, and for certain working capital purposes.

If you do not properly exercise your rights before 5:00 p.m., Eastern Standard Time, on January 29, 2008, your rights will expire, unless this time is extended.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

Our shares are listed for trading on the Over-The-Counter-Bulletin Board Market (“OTCBB”) under the symbol “MGOF.” On December 19, 2007, the last reported sale price for our common stock on the OTCBB was $0.62 per share. The rights will not be transferable, and will not be listed or quoted on a formal exchange. The shares of common stock issued in the rights offering will also be listed on the OTCBB under the same symbol.

The shares are being offered directly by us without the services of an underwriter or selling agent.

We may cancel or terminate the rights offering at any time prior to its expiration. If this offering is cancelled or terminated, we will return your subscription price, but without any payment of interest.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 7 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price per Share	Total Proceeds(1) to MangoSoft
Offering Price to Stockholders	$.50	$1,200,000

(1)	Assumes all rights are subscribed for, and before deducting expenses payable by us, estimated to be approximately $40,000

The date of this prospectus is January 30, 2008.

MANGOSOFT INC.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

i

PROSPECTUS SUMMARY

This summary highlights some of the information provided elsewhere in this prospectus. This summary is not complete and does not provide all information you should consider before deciding whether or not to exercise the rights. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed in the “Risk Factors” section of this prospectus and our consolidated financial statements and the related notes appearing at the end of this prospectus. References in this prospectus to “MangoSoft,” “company,” “we,” “us” and “our” refer to MangoSoft, Inc., unless the context specifically indicates otherwise. Our executive offices are located at 29 Riverside Street, Suite A, MS A-8, Nashua, NH 03062 and our telephone number is 603-324-0400.

We also encourage you to review the financial statements and other information provided in the reports and other documents we file under the Securities Exchange Act of 1934, as described in the “Where You Can Find More Information” section in this prospectus at page 44.

Securities offered
Rights to purchase up to 2,400,000 shares of our common stock. To each record holder of common stock on December 21, 2007, MangoSoft is granting .7032 of a right for each share of common stock held on that date. We expect the gross proceeds from the rights offering to be $1,200,000.
Subscription price
The subscription price for each share is $.50, payable in cash, which is the price at which the Company effected the Private Placement. Payment by personal check must clear payment on or before the expiration date, which may require five or more business days from the date that we receive your personal check. As a result, we recommend that stockholders pay the subscription price by certified or cashier's check drawn on a U.S. bank, U.S. postal money order or wire transfer of funds. The subscription price will be approved by Mr. Dale Vincent, the sole member of our board of directors prior to the completion of the rights offering.
Record date
December 21, 2007
Expiration date and time
The rights expire at 5:00 p.m., Eastern Standard Time, on January 29, 2008, unless we decide in our sole discretion to extend the rights offering until some later time. Any rights not exercised on or before that time will expire.
Over-Subscription privilege
Each holder who elects to exercise his/her rights in full may also oversubscribe for additional shares of common stock at the same subscription price per share in an amount up to the greater of (A) 50% of the number of full rights received or (B) 100 shares. The number of additional shares available for the over-subscription privilege will depend on how many holders exercise their rights. If there are not enough of our shares available to fully satisfy all of the over-subscription requests, the available shares will be distributed among rights holders who exercised their over-subscription privilege. The allocation will be made first to holders of less than 100 rights so that those holders may subscribe for 100 shares (or the next higher multiple of 10 shares) and thereafter pro rata among all holders exercising the over-subscription privilege. In the event you choose to exercise the over-subscription privilege, but receive a prorated amount, you will receive a refund, without interest or deduction, for the subscription price of any shares you do not receive promptly after the expiration of the rights offering.
Shares of common stock outstanding prior to this offering
3,413,038 outstanding on November 9, 2007.
Shares of common stock outstanding after this offering (assuming full exercise of rights)
5,813,038. Unless expressly stated to the contrary, the share information in this prospectus excludes, as of November 9, 2007:
An aggregate of 75,000 shares issuable upon the exercise of outstanding options granted pursuant to our 1999 Incentive Compensation Plan.
Non-Transferability of rights
The rights are not transferable.
Fractional shares
We will not issue fractional shares. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.
No revocation
Once you submit the form of subscription certificate to exercise any rights, you will not be allowed to revoke, or change the exercise or request a refund of monies paid.
Reasons for the rights offering; use of proceeds
Primarily to fund certain of the Company’s litigation expenses in connection with the Company enforcing its patent portfolio, and for certain working capital purposes.
No board or committee recommendation
Our Board of Directors will not make any recommendation to stockholders regarding the exercise of rights under this offering. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Stockholders who do exercise their rights risk losing the new money they invest. We cannot assure you that the subscription price will be below the market price for the common stock, or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at a higher price. See “Risk Factors” below.
Conditions to the rights offering
The obligation of the Company to consummate the rights offering is subject to certain conditions described under “The Rights Offering — Conditions Relating to the Rights Offering.” The Company has the right to terminate the rights offering. If the rights offering is terminated, we will refund without interest to those persons who subscribed for shares in the rights offering all payments received from those subscribers.
Subscription Agent
Interwest Transfer Company, Inc.

Procedure for exercising rights
To exercise rights, you must complete the subscription certificate and deliver it to Interwest Transfer Company, Inc., our Subscription Agent for the rights offering, with full payment under the subscription privilege. You must deliver one full right for each share of common stock you would like to purchase. Interwest Transfer Company, Inc. must receive the proper forms and payments in good funds on or before the expiration date.
You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail, return receipt requested. You may use an alternative, the “Notice of Guaranteed Delivery,” if you are unable to deliver the subscription certificate before the expiration date, subject to the requirements of this procedure described under “The Rights Offering — Special Procedure” under ”Notice of Guaranteed Delivery.”
Payment adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the subscription certificate, the payment received will be applied to exercise the subscription privilege to the extent of the payment. If the payment exceeds the subscription price for the full exercise of the subscription privilege, the excess will be refunded to you as soon as it is practicable, without interest.
Nominee accounts
If you wish to purchase shares in this offering and your shares are held by a securities broker, bank, trust company or other nominee, including any shares held in the Company’s Employee Stock Purchase Plan or the Company’s 401(k) Plan, you should promptly contact your record holder(s) and request that they exercise rights on your behalf. You may also contact the nominee and request that the nominee send a separate subscription certificate to you. If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange the method of exercise. If you are a nominee who desires subscription certificates to be re-issued in smaller denominations, you must act promptly under special procedures described under “The Rights Offering — Exercise of Less Than All Rights.”
You are responsible for the payment of any fees that brokers or other persons holding your shares may charge.
You are not responsible for any fees payable to the Subscription Agent.

Exercise by foreign and certain other stockholders
Interwest Transfer Company, Inc. will hold subscription certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify Interwest Transfer Company, Inc. and timely follow other procedures on or before the expiration date of the rights.
U.S. income tax consequences
For United States federal income tax purposes, we believe that a stockholder will not recognize taxable income or loss as a result of the distribution or exercise of the rights. See “Federal Income Tax Consequences” below. Each stockholder should, and is urged to, consult their own tax adviser concerning the tax consequences of this offering under the holder’s own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.
Stock certificates
We will deliver stock certificates representing common stock purchased by the exercise of rights to the nominees or other record holders as soon as practicable after the expiration date of this rights offering.
Amendment, extension and termination
We may amend or extend the rights offering. We reserve the right to withdraw the rights offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned without interest to those persons who subscribed for shares in the rights offering.
Questions
Questions regarding the rights offering should be directed to Mr. Dale Vincent at 603-324-0400.
Risk Factors
Stockholders considering making an investment in the rights offering should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”
OTCBB Trading Symbol
Shares of our common stock are currently listed for trading on the OTCBB under the symbol “MGOF,” and the shares to be issued to you in connection with the rights offering will be eligible for trading on the OTCBB.
Risk Factors
Exercising your rights and investing in our common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 7 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-KSB for the year ended December 31, 2006, and all other information included or incorporated by reference in this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of our common stock.

OUR BUSINESS

We market, sell and support Internet business software and services that improve the utility and effectiveness of Internet-based business applications. Our software solutions address the networking needs of small businesses, workgroups and large enterprises. We have leveraged our patented technology known as “Pooling” to develop our suite of software solutions. Pooling is a peer-to-peer and clustering technology that utilizes resources on a network to deliver easy-to-use advanced software services. MangoSoft helps businesses gain a competitive advantage by improving collaboration with customers, partners and colleagues through smarter, faster Internet communications.

We no longer develop new software products or services. We continue to market, sell and support our software services. Our strategy also includes seeking strategic business partnerships and distribution channels to leverage our patented technology.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial conditions or results of operating may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have never been profitable and have substantial cumulative operating losses.

We have a history of substantial operating losses and an accumulated deficit of $88,944,248 as of December 31, 2006. For the years ended December 31, 2006, 2005 and 2004, our losses from operations, excluding the net effects of stock-based compensation, were $555,806, $363,961 and $373,034, respectively. We have historically experienced cash flow difficulties primarily because our expenses have exceeded our revenues. We expect to incur additional operating losses. These factors, among others, raise significant doubt about our ability to continue as a going concern. If we are unable to generate sufficient revenue from our operations to pay expenses or we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected.

Our financial statements contain a “going concern” qualification and our operations are dependent upon our ability to raise additional working capital.

Our auditor has issued a going concern opinion on our financial statements. Our ultimate survivability is dependent upon our being able to generate sufficient cash flows from operations to support our daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis. If we continue to incur operating losses, we may not be able to fund continuing business operations, which could lead to the limitation or closure of some or all of our operations. As a result, our ability to continue to operate as a going concern will depend upon our ability to raise additional working capital. Our failure to raise funds would materially and adversely affect our ability to continue as a going concern.

We will need additional financing.

We may require additional capital to finance our future operations. We can provide no assurance that we will obtain additional financing sufficient to meet our future needs on commercially reasonable terms or at all. Also, Bank of America (formerly FleetBoston) terminated its license agreement with us in September 2004. While we are seeking new business opportunities to replace the resulting loss of revenue, we cannot be certain we will find a replacement for such revenue. If we are unable to obtain the necessary financing, our business, operating results and financial condition will be materially and adversely affected. We may be required to make significant reductions in expenses, which could significantly restrict our operations and limit our ability to enhance our products, respond to competitive pressures, or take advantage of business opportunities.

Our success depends on our Outsourced Services Agreement.

Effective September 30, 2002, we outsourced the management of our internal information systems, billable services infrastructure, software code base, customer support and reseller channel management to Built Right Networks under our September 30, 2002 Information Management Services Agreement (the “Outsourced Services Agreement”). The principals of Built Right Networks are all former MangoSoft employees. We can provide no assurance that Built Right Networks will remain solvent or can retain their key personnel. Built Right Network's inability to retain key personnel or to remain solvent would have a material and adverse effect on our business, financial condition and results of operations.

Our performance depends on market acceptance of our products.

We expect to derive a substantial portion of our future revenues from the sales of MangomindSM and fileTRUSTSM. Due to our small size and need to conserve capital, our selling and marketing activities for these products and services is limited. If markets for our products fail to develop, develop more slowly than expected, are subject to substantial competition or react negatively to Bank of America's (formerly FleetBoston) termination of its February 2002 enterprise license agreement with us, our business, financial condition and results of operations may be adversely affected.

We depend on strategic marketing relationships.

We expect our future marketing efforts will focus in part on developing business relationships with technology companies that seek to augment their businesses by offering our products to their customers. Our inability to enter into and retain strategic relationships, or the inability of such technology companies to effectively market our products, could materially and adversely affect our business, operating results and financial condition.

There may be limited liquidity in our common stock and its price may be subject to fluctuation.

Our common stock is currently traded on the OTC Bulletin Board and there is only a limited market for our common stock. We can provide no assurances that we will be able to have our common stock listed on an exchange or quoted on Nasdaq or that it will continue to be quoted on the OTC Bulletin Board. If there is no trading market for our common stock, the market price of our common stock will be materially and adversely affected.

SEC Rules concerning sales of low-priced securities may hinder re-sales of our common stock

Because our common stock has a market price that is less than five dollars per share, our common stock is not listed on an exchange or quoted on Nasdaq and is traded on the OTC Bulletin Board. Brokers and dealers who handle trades in our common stock are subject to certain SEC disclosure rules when effecting trades in our common stock, including disclosure of the following: the bid and offer prices of our common stock, the compensation of the brokerage firm and the salesperson handling a trade and legal remedies available to the buyer. These requirements may hinder re-sales of our common stock and may adversely affect the market price of our common stock.

Rapidly changing technology and substantial competition may adversely affect our business.

Our business is subject to rapid changes in technology. We can provide no assurances that research and development by competitors will not render our technology obsolete or uncompetitive. We compete with a number of computer hardware and software design companies that have technologies and products similar to those offered by us and have greater resources, including more extensive research and development, marketing and capital than us. We can provide no assurances that we will be successful in marketing our existing products and developing and marketing new products in such a manner as to be effective against our competition. If our technology is rendered obsolete or we are unable to compete effectively, our business, operating results and financial condition will be materially and adversely affected.

Litigation concerning intellectual property could adversely affect our business.

We rely on a combination of trade secrets, copyright and trademark law, contractual provisions, confidentiality agreements and certain technology and security measures to protect our trademarks, patents, proprietary technology and know-how. However, we can provide no assurance that our rights in our intellectual property will not be infringed upon by competitors or that competitors will not similarly make claims against us for infringement. We are currently involved in litigation involving intellectual property rights, and there are no assurances that we will prevail with respect to these litigations, and if we do, whether we will recover any damages. As a consequence, our business, operating results and financial condition will be materially and adversely affected.

Defects in our software products may adversely affect our business.

Complex software such as the software developed by MangoSoft may contain defects when introduced and also when updates and new versions are released. Our introduction of software with defects or quality problems may result in adverse publicity, product returns, reduced orders, uncollectible or delayed accounts receivable, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, financial condition and results of operations.

We have limitations on the effectiveness of our internal controls.

We have one full-time employee. This employee is engaged in general and administrative capacities. A complete set of internal controls is not possible in an organization of this size. Management does not expect that its disclosure controls or its internal controls will prevent all errors and intentional misrepresentations. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within the organization have been detected.

We depend on our one key full time employee for the success of our business.

We depend on the services of our one full time employee. The loss of the services of such key employee could have a material adverse effect on our business. We may not be able to locate or employ on acceptable terms a qualified replacement for the key employee if his services were no longer available. Additionally, due to the fact that we only have one full time employee, we are restricted in our ability to expand our business. We are limited by such employee’s time constraints and his abilities to manage and expand our business.

We do not have an apparent plan for how to proceed with an acquisition or development of a new business.

As we presently only have one full time employee, we do not currently have a defined plan of how to proceed with an acquisition or development of a new business and there are no assurances that we will have the ability to formulate any such plans at any time in the foreseeable future.

Risks Related to This Offering

The subscription price is not an indication of the value of our common stock. You may not be able to sell common stock purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share of common stock does not necessarily bear any relationship to any established criteria for valuation such as book value per share, cash flows, or earnings. As a result, you should not consider the subscription price as an indication of the current value of our common stock or of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price. We cannot assure you that you will be able to sell common stock purchased in this offering at a price equal to or greater than the subscription price.

This offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

The subscription price per share represents a discount of approximately 24% from $.66, the average of the closing sales prices of our common stock over the thirty (30) trading day period ending December 19, 2007. This discount, along with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. We cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

You may suffer dilution of your percentage of ownership of our common stock.

If you do not exercise your subscription rights and shares of common stock are purchased by other stockholders in this offering, your proportionate voting and ownership interest will be reduced. The percentage that your original shares of common stock represents of our expanded equity after exercise of the subscription rights will also be diluted. For example, if you own 1,000 shares of common stock before this offering, or approximately .03% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, your percentage ownership would be reduced to approximately .017%. The magnitude of the reduction of your percentage ownership will depend upon the number of shares of common stock you hold and the extent to which you exercise your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise even if there is a decline in the price of our common stock or if we decide to extend the expiration date of the subscription period.

The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy our common stock at a price above the prevailing market price. You will have an immediate unrealized loss. We may also, in our sole discretion, extend the expiration date of the subscription period, but in no event beyond an additional 15 days. During any potential extension of time, the value of our common stock may decline below the subscription price. This may result in a loss on your investment upon the exercise of rights to acquire our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights. We cannot assure you that following the exercise of subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You will not receive interest on subscription funds returned to you.

If we cancel or terminate this offering or if we are not able to fulfill your full oversubscription, we will not have any obligation with respect to the subscription rights except to return to you, without interest, any subscription payments and/or oversubscription payments you made that were not used to purchase common stock.

You need to act promptly and follow subscription instructions, otherwise your subscription may be rejected.

Stockholders who desire to purchase common stock in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Daylight Savings Time, on the expiration date unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the common stock for which you oversubscribe.

If an insufficient number of shares of common stock is available to fully satisfy all oversubscription privilege requests, the available common stock will be distributed proportionately among the eligible rights holders who exercised their oversubscription privilege based on the number of shares of common stock each such rights holder subscribed for under the basic subscription privilege.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled or terminated, other than to refund your subscription payments, without interest.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled or terminated prior to the expiration date, other than to refund your subscription payments, without interest.

After the consummation of the rights offering, a significant amount of our common stock will continue to be concentrated in the hands of a few of our stockholders, and their interests may not coincide with yours.

If, upon the completion of the rights offering, only a group consisting of certain of the stockholders who participated in the Private Placement and/or their affiliates purchase shares of our common stock, such group of stockholders, who beneficially own approximately 78.7% of our issued and outstanding common stock prior to this rights offering, will own approximately 86.3% subsequent to this rights offering. As a result, this group of stockholders will continue to have the ability to exercise substantial control over matters generally requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations, or sales of all or substantially all of our assets. Your interests as a holder of the common stock may differ from the interests of the group of stockholders who participated in the Private Placement.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.

There is no assurance that we will raise the entire $1,200,000 in this rights offering.

There is no assurance that we will receive the entire $1,200,000 in this rights offering and if we do not raise the entire amount of proceeds, we may need to seek financing elsewhere. We cannot assure that additional financing will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. We believe that any future financing undertaken may contain terms more adverse than those in this offering.

USE OF PROCEEDS

The net proceeds to us from this offering will be approximately $1,160,000, after deducting fees and estimated expenses of approximately $40,000. We currently anticipate that over the next twelve months we will use approximately $750,000 of the net cash proceeds from the rights offering in connection with pursuing various intellectual property litigations to enforce the Company’s patent portfolio. We anticipate using the balance for working capital purposes, including obtaining directors ’ and officers ’ insurance so we can attract other individuals to join our Board of Directors.

THE RIGHTS OFFERING

Basic Subscription Privilege

As soon as practicable after the date of this prospectus, MangoSoft is distributing, at no charge, to holders of our common stock on the record date, December 21, 2007, rights to purchase up to an additional 2,400,000 shares of its common stock. We are distributing .7032 of a right for each share of common stock held on the record date. Each full right will be exercisable for one share of common stock at a subscription price of approximately $.50 per share. We have reserved a total of 2,400,000 shares of common stock for the exercise of the rights.

We are sending a subscription certificate and related instructions to each record holder along with this prospectus to evidence the rights. In order to exercise rights, you must fill out and sign the appropriate subscription certificate and timely deliver it with full payment for the shares to be purchased. There is no minimum number of shares which you must subscribe for in order to participate in the rights offering.

A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held on the record date by its beneficial owners, upon proper showing to Interwest Transfer Company.

Over-Subscription Privilege

You may exercise your over-subscription privilege only if you exercise your rights in full. To determine if you have fully exercised your rights, we will consider only the rights held by you in your individual capacity. For example, you may be granted rights with respect to the shares of common stock which you own individually and shares of common stock which you own jointly with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise those rights that you own individually.

When you complete the portion of your subscription certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your rights in full.

To exercise your over-subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $0.50 per share, before the expiration of the rights offering. The amount of additional shares for which you may oversubscribe is the greater of (A) 50% of the number of full rights you receive, or (B) 100 shares.

If there are more shares of our common stock available than the number of over-subscription requests, all over-subscription requests will be filled in full. If there are more over-subscription requests than available shares, we will allocate the available shares among those holders exercising the over-subscription privilege. The allocation will be made first to holders of less than 100 rights so that those holders may subscribe for 100 shares (or the next higher multiple of 10 shares) and thereafter pro rata among all holders exercising the over-subscription privilege.

If you exercised your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

Fractional Shares

We will not issue any fractional shares. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding downward to the nearest number of whole shares and refunding without interest any payment received for a fractional share as soon as practicable.

Expiration Time and Date

The subscription privilege expires at 5:00 p.m., Eastern Standard Time, on January 29, 2008, provided that we reserve the right to extend the rights offering in our sole discretion to some later time. After the expiration date, including any extensions, rights will no longer be exercisable by anyone.

In order to exercise rights in a timely manner, you must assure that Interwest Transfer Company actually receives, prior to expiration of the rights, the properly executed and completed subscription certificate, or form of “Notice of Guaranteed Delivery,” together with full payment in good funds for all shares you wish to purchase.

Reasons for the Rights Offering

We are offering the rights to fund the Company’s litigation expenses in connection with the Company enforcing its patent portfolio, and for certain working capital purposes. See “Use of Proceeds.”

No Board Investment Recommendation to Stockholders

Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. If you do not exercise all of your rights, you will maintain your ownership interest in the Company, but you will own a smaller percentage of the total outstanding common stock after completion of the rights offering. If you exercise rights, you risk investment loss on new money invested. We cannot assure you that the subscription price will be below the market price for the common stock during the rights offering, or that anyone purchasing shares will be able to sell those shares in the future at a higher price.

General Terms and Assumptions

Only holders of record of common stock at the close of business on the record date, December 21, 2007 or those to whom rights have been validly transferred, may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Computershare Investor Services, LLC, as of the record date.

•	The text below generally assumes that you are a record holder of shares, unless otherwise noted. If you own shares held in a brokerage, bank or other custodial or nominee account, such as shares held in the Company’s Employee Stock Purchase Plan or 401(k) Plan, you should promptly send the proper instruction form to your broker or other person holding your shares, in order to exercise rights. Your broker or other person holding your shares is the record holder and will have to act in order for you to exercise rights. We have asked the securities brokers and other nominee holders of our stock to contact you to obtain your instructions concerning rights you are entitled to exercise. All commissions, fees and other expenses, such as transfer taxes, incurred in connection with your exercise of rights through one of these accounts will be your responsibility.
•	No interest will be paid on your funds delivered to exercise rights, regardless of whether the funds are applied to the purchase of shares or returned for any reason.

Interwest Transfer Company

Interwest Transfer Company is acting as the Subscription Agent for the rights offering under an agreement with us.

Fees and Expenses

We will pay the fees and expenses of Interwest Transfer Company, except applicable brokerage commissions, taxes and other expenses relating to the sale of rights for your account by Interwest Transfer Company. We have also agreed to indemnify Interwest Transfer Company against certain liabilities in connection with the rights offering.

You will be responsible for paying any commissions, fees and other expenses, including brokerage commissions and transfer taxes, that you may incur in the purchase of shares pursuant to the exercise of your rights. Neither the Company nor Interwest Transfer Company will be responsible for such charges or expenses.

Solicitation Agent

We have not engaged the services of any person or entity to act as a solicitation agent in connection with the rights offering.

Conditions Relating to the Rights Offering

The Company has reserved the right at its sole discretion to terminate the rights offering in its entirety. If the rights offering is terminated for any reason, we will instruct Interwest Transfer Company to refund without interest to those persons who subscribed for shares in the rights offering all payments received by Interwest Transfer Company.

The material conditions to consummation of the rights offering include the following, which must be satisfied or waived as of the date and time the rights expire:

•	the Securities and Exchange Commission must not have issued a stop order relating to the registration statement filed with the Securities and Exchange Commission relating to this prospectus; and
•	the rights offering must have been completed in the manner described in this prospectus.

Method of Exercise of Rights

All subscription certificates with respect to your basic subscription rights and the over-subscription privileges, payments of the subscription price, nominee holder certifications and notices of guaranteed delivery, to the extent applicable to your exercise of rights, must be delivered to Interwest Transfer Company.

Please do not send subscription certificates or related forms to us.

You should read carefully the subscription certificates and related instructions and forms which accompany this prospectus. You should call Melinda Orth at Interwest Transfer Company, 801-272-9294, promptly with any questions you may have.

You may exercise your rights by delivering to Interwest Transfer Company, at the address specified below, at or prior to expiration of the rights:

•	the properly completed and executed subscription certificate(s) which evidence the rights that you wish to exercise, and
•	payment in full in good funds of the subscription price for each share you wish to purchase under the subscription privilege.

if by mail:

Interwest Transfer Company
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, UT 84117

if by hand, overnight delivery or express mail:

same address as above

Required Forms of Payment for Exercise

•	If you exercise any rights, you must deliver full payment in the form of:
•	a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Interwest Transfer Company, as Subscription Agent, or by wire transfer of funds to the account maintained by Interwest Transfer Company, Subscription Agent, for this rights offering at First Utah Bank, ABA No. 124302613, ITC TTEE FBO Mangosoft, Inc. Rights Subscription Acct. No. 11027257, REF: (record shareholders name).

In order for you to timely exercise your basic subscription rights and the over-subscription privilege, Interwest Transfer Company must actually receive the subscription price before expiration of the rights in the form of:

•	a personal check which must have timely cleared payment, or
•	a certified or cashier’s check or bank draft drawn upon a U.S. bank or a U.S. postal money order, or collected funds in Interwest Transfer Company’s account designated above.

Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

Special Procedure Under “Notice of Guaranteed Delivery” Form

If you wish to exercise your basic subscription rights and the over-subscription privilege but cannot ensure that Interwest Transfer Company will actually receive the executed subscription certificate before the expiration of the rights, you may alternatively exercise these rights by causing all of the following to occur within the time prescribed:

•	Interwest Transfer Company must receive full payment prior to the expiration time for all shares you desire to purchase under the basic subscription privilege and the over-subscription privilege.
•	Interwest Transfer Company must receive a properly executed “Notice of Guaranteed Delivery” substantially in the form distributed by us with your subscription certificate at or prior to the expiration time.
•	The “Notice of Guaranteed Delivery” must be executed by both you and one of the following: a member firm of a registered national securities exchange, an NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to Interwest Transfer Company. The cosigning institution must guarantee in the Notice of Guaranteed Delivery that the subscription certificate will be delivered to Interwest Transfer Company within three NYSE trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.
•	Interwest Transfer Company must receive the properly completed subscription certificate(s) with any required signature guarantee within three NYSE trading days following the date of the related Notice of Guaranteed Delivery.
•	If you are a nominee holder of rights, the “Nominee Holder Certification” must also accompany the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered to Interwest Transfer Company in the same manner as subscription certificates at the address set forth above under “The Rights Offering — Method of Exercise of Rights,” or may be delivered by telegram or facsimile transmission (telecopier no. 801-277-3147).

Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Interwest Transfer Company.

Incomplete Forms; Insufficient or Excess Payment

If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered. If your forms are incomplete, we are also entitled to reject them.

If your payment exceeds the amount required to pay for the shares you indicate in your subscription certificate, then we will return any payment not applied to the purchase of shares under the rights offering procedures without interest to those who made these payments as soon as practicable by mail.

Exercise of Less Than All Rights

If you subscribe for fewer than all of the shares represented by your subscription certificate, you will receive from Interwest Transfer Company a new subscription certificate representing the unused rights only if Interwest Transfer Company receives a properly endorsed subscription certificate from you no later than 5:00 p.m., Eastern Standard time, on the fifth (5th) business day prior to the expiration date. It will not issue new subscription certificates for partially exercised or sold rights submitted after that time and date. If you do submit a partial exercise or sale after that time and date, you will not be able to exercise the unexercised or unsold rights.

Unless you make other arrangements with Interwest Transfer Company, a new subscription certificate issued after 5:00 p.m., Eastern Standard Time, on the fifth (5th) business day before the expiration date will be held for pick-up by you at Interwest Transfer Company.

If you request a reissuance of a subscription certificate, the delivery of that document will be at your risk.

Instructions to Nominee Holders

If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of our stock, we are requesting that you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and submit them on a timely basis to Interwest Transfer Company with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

Each holder of rights bears all risk of the method of delivery to Interwest Transfer Company of subscription certificates and payments of the subscription price.

If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Interwest Transfer Company and clearance of payment prior to the expiration time.

Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

How Procedural and Other Questions Are Resolved

We are entitled to and will decide all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Any such determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise or any right because of any defect or irregularity.

Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither The Company nor Interwest Transfer Company have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document, and they will not incur any liability for failure to give such notification.

We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome. See “The Rights Offering-Right to Refuse Exercise Due to Regulatory Issues” below.

Questions and Assistance Concerning the Rights

You should direct any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to Interwest Transfer Company, to Melinda Orth at 801-272-9294.

No Revocation

Once you have exercised the subscription privilege, you may not revoke or change your exercise.

Non-Transferability of Rights

The rights are not transferable.

Foreign and Unknown Addresses

We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by Interwest Transfer Company for those stockholders. To exercise their rights, these stockholders must notify Interwest Transfer Company prior to 11:00 a.m., Eastern Standard Time, on January 29, 2008. At that time, if a foreign holder has not exercised its rights, the rights will expire.

Right to Refuse Exercise Due to Regulatory Issues

We reserve the right to refuse the exercise of any basic subscription rights or over-subscription privileges by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

No Adjustment to Outstanding Stock Options or Other Stock Awards

The Company will not, solely as a result of the rights offering, adjust the number of shares of common stock reserved for issuance under our stock option or benefit plans for employees and other eligible participants, or the number of shares subject to outstanding warrants or awards or stock options.

Amendment, Extension and Withdrawal

We may terminate the rights offering in its entirety and, if we do, we will refund all funds received for the exercise of rights, as described under “The Rights Offering — Conditions Relating to the Rights Offering.”

We may also in our sole discretion, amend the rights offering and/or extend the time to exercise rights beyond January 29, 2008, which is the current expiration date of the rights offering.

We also reserve the right to withdraw the rights offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned to those persons who subscribed for shares in the rights offering.

Issuance of Stock Certificates

Stock certificates for shares purchased in the rights offering will be issued to you as soon as practicable after the expiration date. Interwest Transfer Company will deliver subscription payments to MangoSoft only after consummation of the rights offering and the issuance of stock certificates to those exercising rights.

If you exercise rights, you will have no rights as a stockholder until certificates representing shares you purchased are issued. Unless otherwise instructed in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

DIVIDEND POLICY

We do not intend to pay any cash dividends with respect to our common stock for the foreseeable future for a number of reasons. First, we intend to retain any future earnings for use in our business.

BUSINESS

History

MangoSoft, Inc. (“MangoSoft”) was incorporated as First American Clock Co. (“First American”) under the laws of the State of Nevada on May 17, 1995. In connection with the organization of First American, its president and founders contributed $8,000 cash as initial capital. To raise funds with which to commence business operations, First American registered a public offering of its securities on Form SB-2, Commission File No. 33-93994, which became effective on October 25, 1995. Pursuant thereto, First American sold 187,800 shares of its common stock (as adjusted for stock splits) to the public at approximately $0.29 per share and raised gross proceeds of $54,150. However, First American did not generate any significant revenues from its operations and ceased such operations at the end of 1998.

Pursuant to an Agreement and Plan of Merger by and among MangoSoft Corporation, MangoMerger Corp. and First American, dated August 27, 1999 (the “Merger Agreement”), MangoSoft Corporation, a Delaware corporation engaged in software development, merged with MangoMerger Corp., a wholly-owned subsidiary of First American, which changed its name to MangoSoft, Inc., so that MangoSoft Corporation became a wholly-owned subsidiary of MangoSoft, Inc., the registrant (such transactions collectively referred to as the “Merger”).

Pursuant to the terms of the Merger Agreement, all of the outstanding capital stock of MangoSoft Corporation was converted into common stock of MangoSoft, Inc., par value $0.001 per share (the “Common Stock”), in accordance with the conversion rates specified in the Merger Agreement. In connection with the Merger, MangoSoft, Inc. issued 555,889 shares of Common Stock to security holders and certain debt holders of MangoSoft Corporation. As part of the Merger, we completed a private placement of 111,112 shares of common stock for net proceeds of approximately $3.1 million. We also issued 11,112 shares of common stock to the placement agent in respect of such private placement. Because First American was a non-operating entity and the closing of such private placement was contingent upon the closing of the Merger, the Merger was accounted for as a capital transaction and treated as a reverse acquisition, so that MangoSoft Corporation was deemed to have acquired First American. Accordingly, unless otherwise specified, historical references to our operations are references to the operations of MangoSoft Corporation.

Effective March 7, 2003, MangoSoft completed a 1-for-27 reverse stock split of its common stock. As a result of this reverse stock split, our authorized shares of common stock decreased from 100,000,000 to 3,703,703.

On March 11, 2003, pursuant to a Rights Agreement between the Company and Interwest Transfer Co., Inc., as Rights Agent, dated as of March 14, 2002, as amended, MangoSoft declared a dividend distribution of one right (a “Right”) to purchase one-tenth of a share of common stock, $0.001 par value, for each share of MangoSoft common stock, payable to stockholders of record on March 18, 2003. At that time, MangoSoft also authorized and directed the issuance of one Right with respect to each common share issued thereafter until the distribution date (as defined in the Rights Agreement) and, in certain circumstances, with respect to common shares issued after the distribution date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from MangoSoft one-tenth of a common share at a price of $250.00 per whole common share, subject to adjustment, as amended. On March 31, 2007, the Rights Agreement was further amended to provide that, among other things, the Company’s January 2007 private placement described more fully below did not trigger the exercise of such Rights.

On September 20, 2006, the Company received a bridge loan in the amount of $250,000 from an existing stockholder who participated in the Private Placement. The bridge loan bore interest at the prime rate of interest as announced from time to time by Citibank NA, plus 1% per annum and was automatically convertible (on the same terms and conditions) into the equity securities sold in the Company’s immediately following private or public sale of equity or equity linked securities, provided that the proceeds of such sale of securities would be used primarily to fund expenses relating to certain intellectual property litigations in which the Company was the plaintiff.

On January 10, 2007 we effected the Private Placement to certain existing stockholders of the Company pursuant to which we offered and sold 2,400,000 shares of our common stock for $1,200,000 inclusive of the conversions of the $250,000 principal amount of the Bridge loan. The price per share purchase price in the private placement was $.50 per share, the same per share price at which two (2) rights are entitled to purchase one (1) share of common stock pursuant to this rights offering. In connection with the Private Placement, the Company by majority written consent in lieu of a meeting, also increased the authorized capital of the Company from 3,703,704 shares to 15,000,000 shares, so as to facilitate this rights offering, among other things.

General

We market, sell and support Internet business software and services that improve the utility and effectiveness of Internet-based business applications. Our software solutions address the networking needs of small businesses, workgroups and large enterprises. We have leveraged our patented technology known as “Pooling” to develop our suite of software solutions. Pooling is a peer-to-peer and clustering technology that utilizes resources on a network to deliver easy-to-use advanced software services. MangoSoft helps businesses gain a competitive advantage by improving collaboration with customers, partners and colleagues through smarter, faster Internet communications.

We no longer develop new software products or services. We continue to market, sell and support our software services. Our strategy also includes seeking strategic business partnerships and distribution channels to leverage our patented technology.

Competition

We compete primarily with general technology suppliers such as Microsoft Corporation, Oracle Corporation, EMC Corporation and Novell, Inc., as well as other emerging companies utilizing peer-to-peer technology to improve the performance of various software applications. We anticipate that we will encounter substantial competition from these companies as well as others entering the Internet storage and collaboration markets.

Products

Our core technology includes our patented, peer-to-peer and clustering technology, originally marketed as Pooling in our Medley series of products. This technology combines memory and disk resources of multiple systems on a network into a coherent shared resource, featuring an efficient distributed directory, dynamic data movement and data replication. We have applied for eleven patents on our technology, nine of which have been granted.

We believe that Mangomind provides the secure file sharing benefits of a virtual private network (“VPN”) without additional hardware and configuration complexities.

Mangomind is an adaptation of aspects of our patented Pooling technology that delivers an easy-to-use virtual file service for the Internet. Mangomind combines the familiarity of Windows applications with the power of the Internet to deliver a secure means for multiple users to access, share and store important business files. Mangomind is sold as both a service and a standalone software product. The Mangomind service provides the security of a VPN without the additional hardware and configuration complexities. This virtual file service is hosted by a leading provider of complex Internet services and provides the familiar interface of a shared network drive. The Mangomind product is sold as a software license and the typical sale includes installation, training and extended support services. The Mangomind product is intended for the enterprise customer.

Mangomind facilitates business-to-business communications using the following features:

•	Simultaneous, multi-user file access. Mangomind is an Internet file-sharing system that allows multiple users in any location to simultaneously access and share files.
•	Robust, safe and secure. Mangomind allows users to set access permissions for files and folders on a Mangomind drive. Data encryption (128-bit) at the client (user) level ensures that all files are securely transmitted and stored. Service level agreements ensure that a user’s files are available and protected.

•	Business level security through encryption. Access to shared files is restricted to clients authenticated by using public/private keys; each Mangomind user is authenticated using state-of-the-art private key encryption. Data is stored in encrypted form to prevent unauthorized access.
•	File access permissions. The Mangomind file system allows users to define access permissions for users or groups of users on individual drives, files and folders. Permission settings are easily specified using the same familiar Microsoft Windows procedures.
•	Familiar Windows interface. Mangomind looks and operates just like a local drive and is completely integrated with Windows. No user training is required: applications run as if on a local drive.
•	Access anytime, even when offline. When disconnected from the Internet, users can continue to work on their files offline because Mangomind caches the latest version of a file into a system’s local memory. Mangomind automatically synchronizes the files when the user reconnects to the Internet.
•	High availability service. The Mangomind service provides automatic backup and restore functions, full-time customer support and service, and service level agreements to ensure high availability of the service. The Mangomind service is hosted and managed by leading service providers.

fileTRUSTSM is an online data storage service we purchased from Bank of America (formerly FleetBoston) in February 2002. fileTRUSTSM users can access their stored files from any Internet-connected system. The fileTRUSTSM service complements our Mangomind service by providing our customers with a lower cost online storage system. In conjunction with our purchase of fileTRUSTSM, we executed a two-year enterprise license agreement with Bank of America (formerly FleetBoston) for the internal use of fileTRUSTSM by Bank of America (formerly FleetBoston), which expired in February 2004. The terms and conditions of this agreement provide for automatic renewals on a month-to-month basis. Bank of America (formerly FleetBoston) terminated its license agreement with us in September 2004. The loss of Bank of America (formerly FleetBoston) as a customer has had a material adverse affect on our business.

Marketing and Sales

Our marketing and sales strategy is focused on small to medium size companies as well as enterprise accounts. We market our products and services primarily through a reseller channel. Effective September 30, 2002, we executed an Information Management Service Agreement (the “Outsourced Services Agreement”) with Built Right Networks, LLC (“Built Right Networks”). Under the terms of the Outsourced Services Agreement, Built Right Networks now provides reseller channel management in addition to information systems and technical end-user support for our products and services. We continue to seek strategic relationships with business partners capable of rapidly expanding the distribution of our products and services in targeted industry segments.

The success of our marketing and sales activities is dependent, among other things, on our ability to retain and attract qualified resellers and original equipment manufacturers (“OEMs”) as well as the overall market perception of our products and services.

Mangomind

In January 2001, we commercially released our Mangomind service (version 1.5) to the business community. Since its original commercial release, the Mangomind service has been enhanced several times and is currently on version 3.1.1. In May 2002, we released Mangomind as an enterprise product to the business community. Since its release the product has been enhanced and is currently on version 3.0.

We have identified small and medium sized business in the financial services, consulting, manufacturing, healthcare, real estate and architecture industries as key vertical markets to focus our marketing of the Mangomind service. These industries are characterized by a high degree of interaction with workgroups outside their organization and a need for an efficient and secure means of file sharing and project collaboration. Our recruitment of resellers is targeted toward those resellers that have existing penetration within these targeted vertical markets. We offer 15-day risk-free trials to participants responding to our resellers' marketing programs. These participants have become valuable prospects for our direct sales efforts.

The introduction of our Mangomind product has allowed our reseller channel to increase its focus on the enterprise customer. Enterprise sales are lead-driven and generally require on-site product demonstrations. An enterprise customer will then enter into a pilot implementation and ultimately a full-scale deployment. Enterprise sales are a lengthy process and may take three to six months to close.

fileTRUST

In connection with our purchase of fileTRUST from Bank of America (formerly FleetBoston) in February 2002, we executed a two-year enterprise license agreement with Bank of America (formerly FleetBoston) for their internal use of fileTRUST. This initial term of this agreement concluded in February 2004. The terms of this agreement provide for automatic renewals on a month-to-month basis. Bank of America (formerly FleetBoston) terminated its license agreement with us in September 2004. Bank of America (formerly FleetBoston) was our largest customer. We continue to seek organizations similar to Bank of America (formerly FleetBoston) to whom to market and sell fileTRUST.

Product Support

Built Right Networks provides our end-users and reselling channel with product support under the terms of the Outsourced Services Agreement. Technical support is primarily provided through Internet communication, electronic mail and a traditional telephone support line. We depend on Built Right Networks to provide end-user support and troubleshooting. We maintain a specific reseller site on our web page that includes a frequently asked questions page and regularly updated support information for our reselling channel. Analysis of support calls is used to improve and enhance both the product and the web site content.

Our Mangomind and fileTRUST customers are provided with twenty-four hour customer support. Direct customer support is available through a dedicated telephone line or e-mail and is managed by Built Right Networks. In addition, we maintain certain customer support information on our web site.

Concentrations

We generate the majority of our revenues from the sale of our products and services in North America. All of our 2006, 2005 and 2004 revenues were generated from sales to North American customers.

Two customers accounted for approximately 10% of our 2006 net revenues and one customer accounted for approximately 12% and 35% of our net revenues in 2005 and 2004 respectively

Intellectual Property

To date, we have been granted nine patents as follows: (i) System and Method for Providing Highly Available Data Storage Using Globally Addressable Memory (June 1, 1999); (ii) Structured Data Storage Using Globally Addressable Memory (June 29, 1999); (iii) Remote Access and Geographically Distributed Computers in a Globally Addressable Storage Environment (November 16, 1999); (iv) Shared Client-Side Web Caching Using Globally Addressable Memory (February 15, 2000); (v) Shared Memory Computer Networks (November 14, 2000); (vi) Dynamic Directory Service (November 11, 2003); (vii) Distributed Virtual Web Cache Implemented Entirely In Software (July 6, 2004); (viii) Internet-Based Shared File Service With Native PC Client Access And Semantics (June 6, 2006); and (ix) Internet-Based Shared File Service With Native PC Client Access And Semantics And Distributed Access Control (November 14, 2006). We have applied for two additional U.S. patents, which applications are still pending. Our patents cover aspects of our peer-to-peer and clustering technology, Cachelink and Mangomind. We have also filed patent applications outside of the U.S. that are counterparts to the issued patents and pending applications. We also own trademarks on “Cachelink,” “Medley,” “Mango,” and “MangoSoft.” In addition, we also own service marks on “Mangomind,” “fileTRUST” and “the Business Internet File Service.”

We consider elements of our software, peer-to-peer and clustering technologies to be proprietary. We rely on a combination of trade secrets, copyright and trademark law, contractual provisions, confidentiality agreements, and certain technology and security measures to protect our intellectual property, proprietary technology and know-how. Our future results of operations are highly dependent on the proprietary technology that we have developed internally. Consequently, we have taken actions to secure our proprietary technology in the form of patent protection. If we are denied our patent requests, either individually or as a group, we believe that there would be a material adverse impact on our business.

We license encryption software from a leading e-security software provider. This encryption software allows multiple users to more securely transmit, share and store files via the Mangomind service. All files shared, stored and transmitted over the Internet using the Mangomind service are protected with 128-bit encryption. We are required to make royalty payments to the software provider based on the volume of our sales.

Patent Portfolio

In order to protect and enforce our patent portfolio, we have embarked on an aggressive litigation strategy to protect and enforce our intellectual property rights. To implement this strategy, we have retained the services of the law firm of Mintz Levin Cohn Ferris Glovsky and Popeo PC to represent us primarily on a contingency fee basis. As such, other than a relatively nominal retainer and reimbursement of certain out of pocket costs, Mintz Levin only receives payment for its legal services in the event and to the extent we are successful in resolving these litigations, either in the form of a judgment or settlement in our favor, or if as a result of the litigation we enter into a license with respect to our technology. We also receive the services of our general corporate and securities counsel, Zukerman Gore & Brandeis, LLP (including in connection with this offering) on a contingency-fee basis as well, and will only be obligated to pay for their legal services if and when there is a successful resolution of these litigations. Further, in connection with previous legal fees and disbursements incurred by the Company with a prior law firm the Company has agreed as partial payment therefor to pay to such prior law firm five (5%) of the first ten million ($10,000,000) of net revenues received by the Company from certain ongoing patent litigations. Copies of a retainer agreement with each of Mintz Levin Cohn Ferris Glovsky and Popeo PC and Zukerman Gore & Brandeis, LLP are annexed as Exhibits to the registration statement of which this prospectus forms a part.

These litigation matters include the following:

On November 22, 2002, we filed a complaint in case of MangoSoft, Inc. et al. v. Oracle Corporation, C.A. No. 02-545-M in the United States District Court for the District of New Hampshire against Oracle Corporation (“Oracle”) alleging, among other things, infringement of U.S. Patent No. 6,148,377 entitled ”Shared Memory Computer Networks” (November 14, 2000). On March 14, 2006, the District Court issued a decision on Oracle's motion for summary judgment holding that that Oracle did not infringe U.S. Patent No. 6,148,377. The District Court thereafter entered a judgment of non-infringement in favor of Oracle on March 28, 2007. On March 29, 2007 the company filed a Notice of Appeal in the United States District Court for the District of New Hampshire. By the filing of a Notice of Appeal, MangoSoft has commenced an appeal to the United States Court of Appeals for the Federal Circuit challenging the District Court’s claim construction order of September 21, 2004, and the District Court’s summary judgment decision and resulting judgment.

On September 22, 2006, our wholly-owned subsidiary, MangoSoft Intellectual Property, Inc., filed a complaint in case of MangoSoft Intellectual Property, Inc. v. Skype Technologies SA, et al. C.A. No. 2-06 CV 390 TJW, in the United States District Court for the Eastern District of Texas against Skype Technologies, SA, Skype Software SARL and eBay, Inc. alleging infringement of U.S. Patent No. 6,647,393 entitled “Dynamic Director Service” (November 11, 2003) now held by MangoSoft Intellectual Property, Inc. The complaint alleges that each of these defendants have infringed, and continue to infringe U.S. Patent No. 6,647,393 in violation of one or more provisions of 35 U.S.C. § 271 and seeks damages for infringement as well as injunctive relief.

Other than the matters listed above, there are no material pending legal proceedings, other than the routine litigation occurring in the normal course of operations, to which we are party or of which any of our properties are subject.

Description of Property

Since December 1, 2004 the Company has used the office space of BuiltRight Networks at no specific rent. Our office had the capacity to accommodate approximately twenty people. Our office was leased from Forward Journey LLC, an independent third party lessor. In 2005 and 2006, we did not have any rent commitments or expense.

Employees

As of December 31, 2006 we had 1 full-time employee. Our success is highly dependent on our ability to attract and retain qualified resellers and to retain qualified outsourced information system management. To date, we believe we have been successful in our efforts, but there is no assurance that we will continue to be as successful in the future.

LEGAL PROCEEDINGS

On November 22, 2002, the Company filed a complaint in the United States District Court of New Hampshire, against Oracle Corporation for infringement of U.S. Patent No. 6,148,377 and U.S. Patent No. 5,918,229. The complaint seeks unspecified monetary damages and injunctive relief and awards for interest, costs and attorneys’ fees.

On May 15, 2003, Oracle Corporation filed a complaint in the United States District Court, Northern District of California, against the Company and Built Right Networks for infringement of a patent held by Oracle Corporation. The complaint seeks unspecified monetary damages and injunctive relief and awards for interest, costs and attorneys’ fees.

On July 2, 2003, the Company filed a complaint in the United States District Court, Northern District of California, against Oracle Corporation, Sun Microsystems, Inc., Dell Computer Corporation and Electronic Arts, Inc. for infringement of U.S. Patent No. 6,148,377 and U.S. Patent No. 5,918,229. The complaint seeks unspecified monetary damages and injunctive relief and awards for interest, costs and attorneys’ fees.

On March 14, 2006, the U,S., District Court in New Hampshire ruled in favor of Oracle’s motion for summary judgment that did it did not infringe U.S. Patent No. 6,148,377 held by MangoSoft, Inc. MangoSoft had sued Oracle in 2002, claiming infringement of its patent on shared memory technology as described above.

On September 22, 2006, the Company through its subsidiary MangoSoft Intellectual Property, Inc., filed a civil action in the United States District Court for the Eastern District of Texas alleging patent infringement against eBay, Inc. of San Jose and its subsidiaries Skype Technologies SA and Skype Software Sarl of Luxembourg. The Complaint alleges that each of the defendants have infringed, and continue to infringe, U.S. Patent No. 6,647,393 entitled “Dynamic Directory Service” in violation of one or more provisions of 35 U.S.C. section 271. The complaint seeks damages for willful infringement as well as injunctive relief.

On October 26, 2006 MangoSoft Inc. was successful in its motion for summary judgment of non-infringement of United States Patent No. 6,371,790 in an action brought by Oracle International Corp. Oracle's motion for summary adjudication of patent validity, along with MangoSoft's motion to amend its final contentions of patent invalidity, and Oracle's motion to preclude MangoSoft from asserting a defense of inequitable conduct were denied by the United States District Chief Judge.

On March 29, 2007 the Company filed a Notice of Appeal in the United States District Court for the District of New Hampshire in the case of MangoSoft, Inc., et al. v. Oracle Corporation, C.A. No. 02-545-M. By filing the Notice of Appeal, MangoSoft has commenced an appeal in the United States Court of Appeals for the Federal Circuit challenging, among other things, the District Court’s claim construction Order of September 21, 2004, the District Court’s order granting defendant Oracle Corporation’s motion for summary judgment of non-infringement entered on March 14, 2006, and the District Court’s entry of final judgment entered on March 29, 2007.

Other than the matters listed above, there are no material pending legal proceedings, other than the routine litigation occurring in the normal course of operations, to which we are party or of which any of our properties are subject.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock, $0.001 par value, began trading in October 1999 on the Over-The-Counter Bulletin Board Market (“OTCBB”) under the symbol “MGNX.” Effective March 7, 2003, our common stock began trading under the symbol “MGOF.” Our symbol change is attributable to our March 7, 2003 1-for-27 reverse stock split.

The following sets forth the high and low bid price quotations for the periods indicted, adjusted to reflect the effects of the March 7, 2003 reverse stock split. Such quotations reflect interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions:

2007	High	Low
First Quarter	$0.95	$0.65
Second Quarter	1.45	0.67
Third Quarter	1.15	0.68
Fourth Quarter (through December 19, 2007)	0.78	0.62

2006	High	Low
First Quarter	$7.70	$0.60
Second Quarter	1.01	0.35
Third Quarter	1.00	0.47
Fourth Quarter	1.76	0.56

2005	High	Low
First Quarter	$10.00	$4.25
Second Quarter	11.35	4.25
Third Quarter	6.40	3.00
Fourth Quarter	4.75	3.30

On December 19, 2007, the last reported sale price of our common stock on the OTCBB was $ 0.62 per share.

Holders

As of December 31, 2006, there were approximately 385 holders of record of our common stock. This number does not include stockholders for whom shares were held in a “nominee” or “street name.”

Dividends

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying cash dividends on our common stock in the foreseeable future. It is the present intention of management to utilize all available funds for future operations.

The only restrictions that limit the ability to pay dividends on the common stock are those imposed by corporate law. Under Nevada corporate law, no dividends or other distributions may be made which would render us insolvent or reduce assets to less than the sum of our liabilities plus the amount needed to satisfy any liquidation preference.

Securities Authorized for Issuance Under Equity Compensation Plans

The following sets forth information surrounding compensation plans in which we have authorized the future issuance of our common stock:

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	75,000	$1.73	179,652

CAPITALIZATION

The following table shows, in the column labeled “Actual,” our capitalization as of September 30, 2007. The table also shows, in the column labeled “As Adjusted,” our capitalization as adjusted for (i) the issuance of an aggregate of 2,400,000 shares of our common stock on January 10, 2007 at a price of $.50 per share to certain of our current stockholders, (ii) the increase in January 2007 of our authorized capital, and (iii) for the completion of the rights offering, at an assumed subscription price of $.50 per share, and the presently anticipated application of the net cash proceeds therefrom.

You should read this table in conjunction with the consolidated financial statements and the notes to those statements which are incorporated by reference in this prospectus.

	Actual	As Adjusted
Stockholders’ Equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; 20,000 issued	$20	$20
Common stock, $0.001 par value per share; 15,000,000 shares authorized; 5,813,038 – shares issued and outstanding respectively	3,413	5,813
Capital in excess of par	89,904,757	90,902,357
Accumulated other comprehensive loss	—	—
Accumulated deficit	(89,473,079)	(89,473,079)
Total Stockholders’ Equity	$435,111	$1,435,111
Total Capitalization	$435,111	$1,435,111

SELECTED CONSOLIDATED FINANCIAL DATA

Five-Year Comparison of our Selected Financial and Other Data:

	For the Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Statement of Operations Data:
Total revenues	$183,234	$210,919	$275,100	$336,524	$466,225	$504,156	$517,020
Income (loss) from operations	$(551,220)	$(256,259)	$(555,806)	$(364,389)	$(374,066)	$(1,073,725)	$(6,464,553)
Net income (loss)	$(528,831)	$(247,685)	$125,751	$(347,088)	$(297,124)	$(926,644)	$(6,384,402)
Basic earnings (loss) per share	$(0.16)	$(0.24)	$0.12	$(0.34)	$(0.29)	$(0.91)	$(6.31)
Diluted earnings (loss) per share	$(0.16)	$(0.24)	$0.12	$(0.34)	$(0.29)	$(0.91)	$(6.31)
Shares used in computing basic earnings per share	3,325,126	1,013,038	1,013,038	1,013,038	1,013,038	1,013,038	1,011,547
Shares used in computing diluted earnings per share	3,325,126	1,013,038	1,088,038	1,013,038	1,013,038	1,013,038	1,011,547
Balance Sheet Data:
Working capital surplus (deficit)	$435,111	$(590,957)	$32,479	$(343,272)	$3,388	$(85,943)	$136,668
Total assets	$480,110	$240,288	$146,248	$501,607	$817,052	$1,339,212	$2,159,921
Long-term debt, excluding current maturities	—	—	$250,000	$—	$—	$—	$—
Other liabilities	$44,999	$831,245	$113,769	$844,879	$813,664	$1,039,732	$1,015,904
Stockholders’ equity (deficit)	$435,111	$(590,957)	$(217,521)	$(343,272)	$3,388	$299,480	$1,144,017
Other Financial Data:
Dividends declared	—	—	—	—	—	—	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We market, sell and support Internet business software and services that improve the utility and effectiveness of Internet-based business applications. Our software solutions address the networking needs of small businesses, workgroups and large enterprises. Our products and services enhance the performance of PC networks and deliver improved service utilizing existing equipment. We no longer develop new software products or services.

MangomindSM is a multi-user, business-oriented, peer-to-peer file sharing system, allowing individual users to collaborate over the Internet across organizational boundaries in a safe and secure manner. The architecture is a blend of the manageability of client/server with the autonomy, clustering, and caching optimizations of peer-to-peer. The user experience is one of easy file sharing with colleagues through what looks like an ordinary LAN shared drive. MangomindSM provides the secure file sharing benefits of a VPN without additional hardware and configuration complexities. MangomindSM is sold as both a service and a standalone software product

fileTRUSTSM is an online data storage service we purchased from Bank of America (formerly FleetBoston) in February 2002 for approximately $427,000, of which $175,000 was paid in cash and the balance in our common stock and warrants to purchase our common stock at $14.31 per share. fileTRUSTSM users can access their stored files from any Internet-connected system. The fileTRUSTSM service compliments our MangomindSM service by providing customers with a lower cost online storage system. In conjunction with our purchase of fileTRUSTSM, we executed a two-year enterprise license agreement with Bank of America (formerly FleetBoston) for the internal use of fileTRUSTSM by Bank of America (formerly FleetBoston), which expired in February 2004. The terms and conditions of this agreement provided for automatic renewals on a month-to-month basis.

Results of Operations

The following table sets forth, for the periods indicated, our results of operations:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	(Dollars in Thousands)
	2006	2005	2004	2007	2006
Services revenue:
Service revenues	$275,100	$336,524	$466,225	$183,234	$210,919
Costs and expenses:
Cost of services	262,903	268,082	390,676	195,115	197,237
General and administrative	568,003	432,403	426,673	539,339	269,941
Loss on the disposal of equipment	—	—	21,910	—	—
Stock-based compensation expense	—	428	1,032	—	—
Loss from operations	(555,806)	(364,389)	(374,066)	(551,220)	(256,259)
Other income and expenses:
Interest income	10,243	17,504	81,967	22,389	8,574
Interest expense	(6,463)	—	—	—	—
Other expense	—	(203)	(5,025)	—	—
Income from settlement of accrued legal fees	677,777	—	—	—	—
Net income (loss)	$125,751	$(347,088)	$(297,124)	$(528,831)	$(247,685)
Net income (loss) per share – basic and diluted	$0.12	$(0.34)	$(0.29)	$(0.16)	$(0.24)
Weighted average shares outstanding – basic	1,013,038	1,013,038	1,013,038	3,325,126	1,013,038
Weighted average shares outstanding – diluted	1,088,038	1,013,038	1,013,038	3,325,126	1,013,038
(1) Excludes stock-based compensation expense as follows:
General and administrative	$—	$428	$1,032	$—	$—

Critical Accounting Policies

Our accounting policies are fully described in Note 2 to our consolidated financial statements. The following describes the application of accounting principles that have significant impact on our consolidated financial statements:

Going Concern Assumption — The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. If the consolidated financial statements were prepared on liquidation basis, the carrying value of our assets and liabilities would be adjusted to net realizable amounts. In addition, the classification of the assets and liabilities would be adjusted to reflect the liquidation basis of accounting.

Revenue Recognition — We recognize revenue generated from product sales when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred and collection is probable. We recognize revenue generated from the sale of the MangomindSM and fileTRUSTSM services as the service is provided. We recognize revenue generated from the sale of the MangomindSM product over the period of the first year’s maintenance agreement when persuasive evidence of the arrangement exists, the price is fixed and determinable, delivery and any required installation has been completed and collection is probable.

Investments — At September 30, 2007, the Company did not have any investments.

Stock-based Compensation

As part of our compensation programs offered to our employees, we grant stock options. In addition, we have engaged third-party consultants and advisors and have compensated them in the form of stock options. Compensation for stock options issued to employees is generally measured as the difference between the exercise price of the options granted and the fair value of our common stock on the date of grant. Compensation for stock options issued to third-party consultants and advisors is measured at the fair value on the date of grant, determined using the Black-Scholes valuation model. Because of the cashless exercise feature of the stock options granted in 1999 and the repricing of options granted in 2000 and 2003, we are required to remeasure the compensation related to these awards at each reporting date. As the quoted market price of our common stock fluctuates, our reported operating expenses will continue to fluctuate. These fluctuations can be significant.

Deferred Taxation

Because of the significant operating losses incurred and projected future operating losses, we have provided a full valuation allowance against the deferred tax assets created by our net operating loss carryforwards.

Costs and Expenses

Cost of services — Cost of services consist solely of the expenses we incur to administer and service the MangomindSM and fileTRUSTSM services. These expenses consist primarily of salaries and related personnel costs, the cost of our outsourced data center, the license royalties we pay to our e-security software provider for the encryption used in the MangomindSM service and the fees we pay to Built Right Networks to manage our billable services infrastructure.

Cost of services — Cost of services consist solely of the expenses we incur to administer and service the MangomindSM and fileTRUSTSM services. These expenses consist primarily of salaries and related personnel costs, the cost of our outsourced data center, the license royalties we pay to our e-security software provider for the encryption used in the MangomindSM service and the fees we pay to Built Right Networks to manage our billable services infrastructure.

Engineering and Development Expenses — Engineering and development expenses consist primarily of costs related to the design, development, testing, deployment and enhancement of our products and services. We have expensed our engineering and development costs as incurred. At September 30, 2007, there were no full time employees performing engineering or development on our products and services. We have outsourced the maintenance of our billable services infrastructure as well as product and customer support to Built Right Networks.

Other Operating Expenses — Selling and marketing expenses consist primarily of costs incurred to market our products and services such as the costs of attending and presenting at trade shows. General and administrative expenses consist primarily of salaries and related personnel costs and other general corporate costs such as facility costs, commercial and general liability insurance, accounting and legal expenses and other costs typical of a publicly held corporation. At September 30, 2007 there were no full time employees performing selling and marketing activities. Our remaining employee is performing general and administrative activities.

Reduction in Force — We have reduced our work force on four occasions since April 23, 2001 due to adverse economic conditions and our need to conserve capital. At December 31, 2005, we had one employee, working in a general and administrative capacity.

Results of Operations — Years Ended December 31, 2006 and 2005

Revenues for year ended December 31, 2006 decreased $61,424 or 18% to $275,100 from $336,524 for the comparable year in 2005. No customer accounted for more than 10% of our revenues for either period.

We recognized $260,399 from the sale of our MangomindSM service and $14,701 from the sale of our fileTRUSTSM service during the year ended December 31, 2006. During the year 2005, we recognized $310,777 from the sale of the MangomindSM service and $25,747 from the sale of our fileTRUSTSM.

Cost of services for year ended December 31, 2006 decreased $5,179 or 2% to $262,903 compared to $268,082 for the comparable year in 2005. The decrease in the cost of delivering our services was primarily a result of our continued reductions and our switch to a lower cost data center. In response to our loss of Bank of America (formerly FleetBoston) as a customer, we have instituted cost reductions to lessen the adverse effects of the loss of the Bank of America (formerly FleetBoston) revenues, including restructuring our business relationships with key vendors such as Built Right Networks.

There was no engineering and development expense for the years ended December 31, 2006 and 2005. During the years ended December 31, 2006 and 2005, we had no employees performing engineering or development activities.

For the year ended December 31, 2006, other operating expenses including selling and marketing and general and administrative expenses increased $135,600 or 31% to $568,003 compared with $432,403 for the comparable period in 2005. The increase in other operating expenses was due primarily to legal costs incurred in pursuit of patents and in defense of our patents combined with a reduction of public relations, legal and other corporate consultants and facility rent in addition to reductions in our marketing, selling and general and administrative personnel associated with our work force reductions. During the year ended December 31, 2006 and 2005, our one (1) full-time employee was working in a general and administrative capacity.

There was no stock-based compensation recorded for the year ended December 31, 2006 compared to $428 for the comparable year in 2005.The decrease in this expense was primarily attributable to the decrease in the number of outstanding employee stock options subject to compensation expense. The expense represents the ratable recognition of stock-based compensation for stock option awards granted in 2000 at exercise prices that were less than the fair value at the time of grant. See Note 8 to the consolidated financial statements.

Our loss from operations increased $191,417 to $555,806 for the year ended December 31, 2006 compared with a loss from operations of $364,389 for the comparable year in 2005 as a result of the above factors.

Interest income decreased $7,261 to $10,243 for the year ended December 31, 2006 compared to $17,504 for the year ended December 31, 2005. Our cash balances available for investment have decreased period over period.

We settled an outstanding account payable to a law firm during 2006 that resulted in the recognition of other income in the amount of $677,777. No similar income items were recognized in 2005.

Results of Operations — Years Ended December 31, 2005 and 2004

Revenues for year ended December 31, 2005 decreased $129,701 or 28% to $336,524 from $466,225 for the comparable year in 2004. One customer, Bank of America (formerly FleetBoston) represented approximately 35% of our revenues for the year ended December 31, 2004. In 2003, Bank of America (formerly FleetBoston) and New York Life Insurance Company (“New York Life”) accounted for approximately 39% and 13% of our revenues, respectively. In September 2004, we were notified by Bank of America (formerly FleetBoston) that it had terminated its February 2002 enterprise license agreement with us. We are investigating options to replace the loss of this revenue. No other customer accounted for more than 10% of our revenues for either period.

We recognized $310,777 from the sale of our MangomindSM service and $25,747 from the sale of our fileTRUSTSM service during the year ended December 31, 2005. During the year 2004, we recognized $270,656 from the sale of the MangomindSM service and $195,561 from the sale of our fileTRUSTSM.

Cost of services for year ended December 31, 2005 decreased $122,594 or 31% to $268,082 compared to $390,676 for the comparable year in 2004. The decrease in the cost of delivering our services was primarily a result of our continued reductions and our switch to a lower cost data center. In response to our loss of Bank of America (formerly FleetBoston) as a customer, we have instituted cost reductions to lessen the adverse effects of the loss of the Bank of America (formerly FleetBoston) revenues, including restructuring our business relationships with key vendors such as Built Right Networks.

There was no engineering and development expense for the years ended December 31, 2005 and 2004. During the years ended December 31, 2005 and 2004, we had no employees performing engineering or development activities.

For the year ended December 31, 2005, other operating expenses including selling and marketing and general and administrative expenses increased $5,730 or 1% to $432,403 compared with $426,673 for the comparable period in 2004. The increase in other operating expenses was due primarily to legal costs incurred in pursuit of patents combined with a reduction of public relations, legal and other corporate consultants and facility rent in addition to reductions in our marketing, selling and general and administrative personnel associated with our work force reductions. During the year ended December 31, 2005, our one (1) full-time employee was working in a general and administrative capacity. Additionally, during 2004 management elected to discontinue providing for $149,000 of previously accrued rent for its facility which it abandoned in September 2002. This was an expense reduction in 2004 of $149,000.

Stock-based compensation expense of $428 was recorded for the year ended December 31, 2005 compared to $1,032 for the comparable year in 2004. The decrease in this expense was primarily attributable to the decrease in the number of outstanding employee stock options subject to compensation expense. The expense represents the ratable recognition of stock-based compensation for stock option awards granted in 2000 at exercise prices that were less than the fair value at the time of grant. See Note 8 to the consolidated financial statements.

Our loss from operations decreased $9,677 to $364,389 for the year ended December 31, 2005 compared with a loss from operations of $374,066 for the comparable year in 2004 as a result of the above factors.

Interest income decreased $64,463 to $17,504 for the year ended December 31, 2005 compared to $81,967 for the year ended December 31, 2004. Our cash balances available for investment have decreased period over period.

Results of Operations — Three Months Ended September 30, 2007 and 2006

Revenues for the three months ended September 30, 2007 decreased $6,786 or 10% to $61,059 from $67,845 for the comparable period in 2006. The decrease in our revenues was primarily due to a decrease in software license revenue. No customer accounted for more than 10% of our revenues for the three-month period ended September 30, 2007.

We recognized $58,513 from the sale of our MangomindSM service and $2,546 from the sale of our fileTRUSTSM service during the three months ended September 30, 2007. During the comparable period in 2006, we recognized $64,852 from the sale of our MangomindSM service, $2,993 from the sale of our fileTRUSTSM service.

Cost of services for the three months ended September 30, 2007 decreased $84 to $65,117 compared to $65,201 for the comparable period in 2006. The decrease in the cost of delivering our services was primarily a result of our continued reductions and our switch to a lower cost data center Built Right Networks.

For the three-month period ended September 30, 2007, general and administrative expenses increased $27,116 or approximately 35% to $105,228 compared with $78,112 for the comparable period in 2006. The increase in general and administrative expenses was primarily due to increases in professional, and legal fees, travel and travel related expenses. For the three-month period ended September 30, 2007 and 2006, we had one (1) full-time employee working in a general and administrative capacity.

Our loss from operations increased $33,818 to $109,286 for the three month period ended September 30, 2007 compared with a loss from operations of $75,468 for the comparable period in 2006 as a result of the above factors.

Interest income increased $3,364 to $5,826 for the three months ended September 30, 2007 compared to $2,462 for the three months ended September 30, 2006 primarily as a result of an increase in our cash balances available for investment.

Results of Operations — Nine Months Ended September 30, 2007 and 2006

Revenues for the nine months ended September 30, 2007 decreased $27,685 or 13% to $183,234 from $210,919 for the comparable period in 2006. No customer accounted for more than 10% of our revenues for either period.

We recognized $175,302 from the sale of our MangomindSM service and $7,932 from the sale of our fileTRUSTSM service during the nine months ended September 30, 2007. During the comparable period in 2006, we recognized $198,916 from the sale of the MangomindSM service and $12,003 from the sale of our fileTRUSTSM service.

Cost of services for the nine months ended September 30, 2007 decreased $2,122 or 1% to $195,115 compared to $197,237 for the comparable period in 2006. The decrease in the cost of delivering our services was primarily a result of our continued reductions and our switch to a lower cost data center. In response to our loss of Bank of America (formerly FleetBoston) as a customer, we have instituted cost reductions to lessen the adverse effects of the loss of the Bank of America (formerly FleetBoston) revenues, including restructuring our business relationships with key vendors such as Built Right Networks.

For the nine months ended September 30, 2007, other operating expenses including selling and marketing and general and administrative expenses increased $269,398 or 100% to $539,339 compared with $269,941 for the comparable period in 2006. The increase in other operating expenses was due primarily to legal costs incurred in pursuit of patents and in defense of our patents combined with a reduction of public relations, legal and other corporate consultants and facility rent in addition to reductions in our marketing, selling and general and administrative personnel associated with our work force reductions. During the nine months ended September 30, 2007 and 2006, our one (1) full-time employee was working in a general and administrative capacity.

There was no stock-based compensation recorded for the nine-month period ended September 30, 2007 and 2006.

Our loss from operations increased $294,961 to $551,220 for the nine months ended September 30, 2007 compared with a loss from operations of $256,259 for the comparable period in 2006 as a result of the above factors.

Interest income increased $13,815 to $22,389 for the nine months ended September 30, 2007 compared to $8,574 for the comparable period in 2006 due to the availability of working capital.

Financial Condition, Liquidity and Capital Resources

We were formed in June 1995 and, since our formation, have raised approximately $75,425,000 in financing from private placements of debt and equity securities. In addition to the financing we received through the sale of our securities, we have, at times, depended upon loans from stockholders and directors and credit from suppliers to meet interim financing needs. Borrowings from stockholders and directors have generally been refinanced with new debt instruments or converted into additional equity. At September 30, 2007, approximately $45,000 in additional financing was provided through accounts payable, accrued expenses and other trade credit, a significant portion of which is past due.

On January 10, 2007, the Company completed the sale of an aggregate of 2,400,000 shares of common stock, par value $.001 per share to a group of investors led by current stockholders. Through this private placement of its common stock, the Company raised aggregate gross proceeds of $1,200,000. One of the investors in the offering provided bridge financing to the Company on September 20, 2006 in the principal amount of $250,000. This principal amount and accrued interest of $6,463 was automatically converted into a subscription for Common Stock pursuant to the offering. The Company intends to utilize the net proceeds of the private placement to pay past due expenses and to fund its various patent litigations.

On July 3, 2007, the Company filed a registration statement with the Securities and Exchange Commission announcing the rights offering to purchase up to 2,400,000 shares of its common stock to current stockholders of the Company at an unspecified date. Each full right will be exercisable for one share of common stock at a subscription price of approximately $.50 per share. The Company has reserved a total of 2,400,000 shares of common stock for the exercise of these rights. In addition, some or all of the investors who participated in the January 10, 2007 private placement, intend to enter into an agreement with the Company whereby they will agree to purchase all of the shares offered in the rights offering that are not purchased by other stockholders exercising their rights under the offering. The Company has agreed to pay the fees and expenses of the subscription agent in the rights offering. The Company has also agreed to indemnify the subscription agent from any liability which it may incur in connection with the rights offering, including liabilities under the Securities Act of 1933. The Company will not engage the services of any third party solicitation agent or information agent with respect to the rights offering. The material conditions required to consummate the above rights offering are subject to the approval of the registration statement filed with the Securities and Exchange Commission.

At September 30, 2007, we had a cash balance of approximately $461,000 and working capital of approximately $435,000. We do not have any commercial commitments or off balance sheet financing. Our commitments are described in Note 10 to our consolidated financial statements filed on Form 10-KSB for the period ended December 31, 2006 as reported to the Securities and Exchange Commission.

We did not make any capital expenditures during the nine months ended September 30, 2007.

We have significantly modified our operations and reduced our work force on four separate occasions since April 2001. We currently have one (1) employee, working in a general and administrative capacity. We outsource the management of our billable services infrastructure, software code base, customer support and reseller channel management to Built Right Networks for approximately $21,000 per month, under an agreement, which can be cancelled with a ninety (90) day notice.

Unless we can generate significant on-going revenue, we will need additional sources of equity or debt financing. Although we have been successful in raising past financing, there can be no assurances that additional financing will be available to us on commercially reasonable terms, or at all.

As shown in the unaudited consolidated financial statements, during the nine months ended September 30, 2007 and 2006, we incurred a net loss of $528,831 and $247,685, respectively. Cash used in operations during the nine months ended September 30, 2007 and 2006 was $589,682 and $265,173, respectively. The factors, among others, raise significant doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow and meet our obligations on a timely basis and ultimately attain profitability.

Off Balance Sheet Arrangements

We do not have any commercial commitments or off balance sheet financing. Our commitments under our operating leases are described in Note 10 to our consolidated financial statements.

MANAGEMENT

Directors and Officers

Dale Vincent, age 61, is our President, Chief Executive Officer and sole director. Mr. Vincent provides his services on a full-time basis. Mr. Vincent was appointed President, Chief Executive Officer and elected a Director in September 1999. Previously, he served as the Chief Executive Officer of MangoSoft Corporation since May 1999, as its Chief Financial Officer from September 1998 to May 1999, and as a Director of MangoSoft Corporation since July 1995. Mr. Vincent has over 25 years of senior financial and business management experience, with the last 16 years developing and funding companies in the software industry. Since April 1990, Mr. Vincent has served as a Managing Director of ACAP, a private investment company, the general partner of Associated Capital L.P., a private investment company, and consults with Associated Capital L.P with respect to its investment and marketing activities. He has also served as a Director of MaMaMedia, Inc. since 1996.

Board Committees

Our board of directors currently has no standing committees. Dale Vincent is our President, Chief Executive Officer and sole Director. In that capacity, Mr. Vincent performs the functions of a typical Audit Committee. Mr.Vincent has been determined to be a financial expert.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company’s employees who may be hired from time to time, including its President and Chief Executive Officer and its accounting personnel. The Company will provide, without charge, a copy of the Code of Ethics on the written request of any person, addressed to the Company’s Chief Executive Officer at MangoSoft, Inc., 12 Technology Way, Nashua, New Hampshire. A copy of this code of ethics is attached to this Annual Report on Form 10-KSB as exhibit 14. The Company will post a copy of this code of ethics on its corporate website —
www.mangosoft.com.

Compensation of Directors

MangoSoft has no outside directors. Accordingly, with the exception of the compensation we paid to Mr. Vincent for his services as our President and Chief Executive Officer, no other compensation was paid for the fiscal year ended December 31, 2006.

Executive Compensation

Compensation Discussion and Analysis

Overview

The sole director is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The director seeks to ensure that the total compensation is fair and reasonable. Currently, we have one (1) executive officer.

This section describes our compensation program for our executive officer. The discussion focuses on our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders, and we explain how executive compensation is determined.

Compensation Philosophy and Design

Historically, our compensation philosophy has been to preserve cash and minimize expenses while rewarding the creation of long-term stockholder value. Our historical compensation philosophy and design have more closely resembled that of a private company than a public company. In addition, our director has not adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or other forms of non-cash compensation.

As a result of our history of operating losses, our cash compensation plans have been designed to balance our salary expenses against cash flows and available cash and our need to retain key members of management (currently our chief executive officer). Our executive compensation packages have not included a variable cash compensation element.

Objectives of Our Compensation Program for Executive Officers

The fundamental objective of our executive compensation and benefits program is to maximize stockholder value over time.

As noted above, our compensation decisions to date have been based largely on our budget and operating results and on our need to preserve cash.

Elements of Executive Compensation

Our compensation program consists of a base salary and a long-term compensation awarded in equity, consisting of equity-based incentives such as stock options.

In recent periods, there have been no discretionary bonuses for our chief executive officer. Our chief executive officer is currently not entitled under the terms of his employment to any cash severance or similar benefits in connection with a termination of employment or change of control.

Currently all of our cash compensation is paid out within one year. We do not have any deferred compensation cash plans. Our equity-based incentives are long-term incentives that are based on the parameters described below under “Equity-Based Incentives.”

Allocation of Compensation Among Principal Elements

The specifics of each element are as follows:

Base Salary

Historically, we have paid base salaries that we believe are below the market median for officers performing comparable jobs at comparable public companies. The annual salary for Dale Vincent, our president and chief executive officer, decreased by 3% from $209,000 in 2005 to $202,000 in 2006.

Equity-Based Incentives

We grant equity-based incentives to our chief executive officer, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted any specific stock ownership guidelines. At present, our long-term compensation consists solely of stock options. Our board of directors grants options to our executive officer to enable him to participate in any long-term appreciation in our stockholder value.

No equity based compensation was granted in 2006.

Discretionary Bonuses

We have not adopted any formal cash bonus plans.

Benefits

We provide no benefits to our executive officer.

SUMMARY COMPENSATION TABLE

The following table presents information concerning the total compensation of our chief executive officer for services rendered to us in all capacities for the fiscal years ended December 31, 2006, 2005 and 2004. Our Executive Officer received no other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($)	Discretionary Non-Plan Based Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Dale Vincent President andChief Executive Officer	2006	$202,488	$	$—	$—	$—	$202,488
	2005	208,667					208,667
	2004	204,046					204,046

GRANTS OF PLAN-BASED AWARDS

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officer during the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grand Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Dale Vincent		—	—	—	—	—	—

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents certain information concerning equity awards held by our chief executive officer at the end of the fiscal year ended December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mr. Dale Vincent President and Chief Executive Officer	75,000	—	—	1.73	—

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END

The following table presents certain information concerning the exercise of options by chief executive officer during the fiscal year ended December 31, 2006, as well as information regarding stock awards that vested during the fiscal year.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized onVesting ($)
Mr. Dale Vincent	—	—	—	—

Legal Proceedings

We are not aware of any legal proceedings which name our sole officer and director as a defendant or co-defendant and therefore have no obligation to indemnify him for legal costs related to such litigation.

STOCK OWNERSHIP INFORMATION

Stock Ownership Table

The following table sets forth certain information as of January 25, 2008 with respect to beneficial ownership of our common stock by (i) each person we know to own beneficially more than 5% of our outstanding common stock; (ii) each director and named executive officer; and (iii) all directors and named executive officers as a group. The percentages in the last column are based on 3,413,038 shares of common stock outstanding on November 9, 2007. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For the purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of shares not owned directly by the named director or executive officer does not constitute an admission that such shares are beneficially owned by the director or officer for any other purpose.

Beneficial Owners:	Number of Shares of Common Stock Owned	Percent of Outstanding Common Stock Owned
Selig Zises(1)(6)	909,548	26.6%
Southpaw Asset Management LP(2)	870,202	25.5%
Jay Zises(3)(6)	407,011	11.9%
Knoll Capital Fund II Master Fund(4)	250,000	7.3%
Europa International Inc.(4)	250,000	7.3%
Directors and officers:
Dale Vincent(5)	76,116	2.2%
All Directors and officers as a group	76,116	2.2%

(1)	Total shares of common stock beneficially owned by the former co-chairman of our Board of Directors Selig Zises include the following: 902,803 shares owned by Selig Zises; 4,196 shares owned by Guarantee & Trust Co. TEE FBO Selig Zises R-IRA DTD 5-20-96 (a self-directed IRA); and 2,549 shares owned by his daughter Lynn Zises. Selig Zises is the brother of Jay Zises, both of whom are principal stockholders of MangoSoft. Other than the Zises family relationships references in this table and the related footnotes, there are no affiliations between Selig Zises and any other persons or entities identified in such table or footnotes. Selig Zises’ address is 988 Fifth Avenue, New York, New York 10021.
(2)	This Information is based solely on Schedule 13D filed with the Securities and Exchange Commission on January 12, 2007 by (i) Southpaw Credit Opportunity Master Fund LP (“Fund”), a Cayman Islands limited partnership, as the holder of the shares of Common Stock, (ii) Southpaw Asset Management LP (“Southpaw Management”), a Delaware limited partnership, as the investment manager to Fund, (iii) Southpaw Holdings LLC (“Southpaw Holdings”), a Delaware limited liability company, as the general partner of Southpaw Management, (iv) Kevin Wyman, a principal of Southpaw Holdings LLC, and (v) Howard Golden, a principal of Southpaw Holdings LLC (the persons mentioned in (i), (ii), (iii), (iv) and (v) immediately preceding are collectively referred to as “Southpaw”). Southpaw has the power to vote and dispose of all 870,202 shares of the Company’s Common Stock. Southpaw’s business address is Four Greenwich Office Park, First Floor, Greenwich, CT 06831.
(3)	Total shares of common stock beneficially owned by Jay Zises, the brother of the former co-chairman of our Board of Directors Selig Zises, include the following: 301,641 shares owned by Jay Zises; 104,530 shares owned by Delaware Guarantee & Trust TTEE FBO Jay Zises IRA (a self-directed IRA); 701 shares owned by Nancy Zises as custodian for Meryl Shane Zises; and 139 shares owned by Jay Zises as custodian for Justin Zises. Nancy Zises is the wife of Jay Zises. Other than the Zises family relationships referenced in this table and the related footnotes, there are no affiliations between Jay Zises and any other persons or entities identified in such table or footnotes. Jay Zises’ address is 965 Fifth Avenue, Apt. 10B, New York, New York 10021.
(4)	This information is based solely on the Company’s stock transfer records. The address of each of Knoll Capital Fund II Master Fund and Europa International Inc. is 666 Fifth Avenue, Suite 3702, New York, NY 10103.

(5)	Includes 75,000 shares of common stock Mr. Vincent has the right to acquire through the exercise of stock options. Mr. Vincent’s address is c/o MangoSoft, Inc., 29 Riverside Street, Suite A, MS A-8, Nashua, NH 03062.
(6)	Beneficially owned shares for Jay Zises and Selig Zises exclude 10,000 shares of the Series B Convertible Preferred Stock owned by each Jay Zises and Selig Zises which were issued on July 23, 2003. Each share of Preferred stock is convertible into one share of common stock at the option of the holder. In addition to its convertible features, the holders of the Preferred Stock are entitled to twenty-five votes per share of Preferred Stock on any matter brought to the vote of shareholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are descriptions of certain transactions and business relationships between us and our directors, executive officers, principal stockholders and certain affiliated parties.

On September 20, 2006, the Company received a bridge loan in the amount of $250,000 from an existing stockholder who participated in the Private Placement. The bridge loan bore interest at the prime rate of interest as announced from time to time by Citibank NA, plus 1% per annum and was automatically convertible (on the same terms and conditions) into the equity securities sold in the Company’s immediately following private or public sale of equity or equity linked securities, provided that the proceeds of such sale of securities would be used primarily to fund expenses relating to certain intellectual property litigations in which the Company was the plaintiff.

On January 10, 2007 we effected the Private Placement to certain existing stockholders of the Company pursuant to which we offered and sold 2,400,000 shares of our common stock for $1,200,000 inclusive of the conversions of the $250,000 principal amount of the Bridge loan. The price per share purchase price in the private placement was $.50 per share, the same per share price at which each right is entitled to purchase one (1) share of common stock pursuant to this rights offering. In connection with the Private Placement, the Company by majority written consent in lieu of a meeting, also increased the authorized capital of the Company from 3,703,704 shares to 15,000,000 shares, so as to facilitate this rights offering, among other things.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares, 15,000,000 of which are common stock with a par value of $0.001 and 5,000,000 of which are preferred stock with a par value of $0.001. As of November 9, 2007, there were 3,413,038 shares of common stock and 20,000 shares of preferred stock outstanding. The following description of our capital stock is not intended to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended.

Common Stock

Under Nevada law and our Articles of Incorporation, holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of MangoSoft, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series and the designation of such series, without further vote or action by the stockholders. Issuances of preferred stock could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding capital stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. All of the shares of Series A Convertible Preferred Stock issued in the March 2000 financing have been converted into common stock and canceled.

Anti-Takeover Effects

Our By-Laws provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 10% of our voting capital stock. These provisions of the By-Laws and the existence of authorized, but undesignated, preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and discourage certain types of transactions that may involve an actual or threatened change of control. Such provisions could have the effect of discouraging others from making tender offers for the common stock and, as a consequence, may also inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. This summary is applicable only to non-U.S. holders who hold our common stock as a capital asset (generally, an asset held for investment purposes). We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

CIRCULAR 230 DISCLOSURE

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) ANY SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER AND THE UNDERWRITERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN BY THE ISSUER; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;
•	persons subject to the alternative minimum tax;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	partnerships or other pass-through entities or investors in such entities;
•	“controlled foreign corporations,” “passive foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	U.S. expatriates or former long-term residents of the United States;
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or
•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership.

Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

This discussion is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a holder that, for U.S. federal income tax purposes, is not a U.S. person. For purposes of this discussion, you are a U.S. person if you are:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;
•	a corporation or other entity taxable as a corporation for U.S. tax purposes created or organized in the United States or under the laws of the United States or of any state therein or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) which has made an election to be treated as a U.S. person.

Distributions

If distributions are made on shares of our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, are attributable to a U.S. permanent establishment maintained by you) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of any allowable deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS in a timely manner.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by you);
•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of our common stock.

If you are a non-U.S. holder described in the first bullet under the heading “Non-U.S. Holders Defined,” you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses. You should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

Payments of dividends made to you will not be subject to backup withholding if you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding at a current rate of 28%, may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Payments of the proceeds from a disposition of our common stock effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Payments of the proceeds from a disposition of our common stock by a non-U.S. holder made by or through the U.S. office of a broker are generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

LEGAL MATTERS

The validity of the common stock and the rights in this offering will be passed upon for MangoSoft, Inc. by Zukerman Gore & Brandeis, LLP of New York, New York.

EXPERTS

The consolidated financial statements of MangoSoft, Inc. appearing herein have been audited by Stowe & Degon, independent auditors, as set forth in their report included therein. Consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with SEC. We have filed a registration statement regarding this offering on Form S-1, including all amendments and supplements thereto, with the SEC under the Securities Act of 1933, as amended. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20002, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding us that we file electronically with the SEC. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (603) 324-0400 or by mail to MangoSoft, Inc., 29 Riverside Street Suite A, MS A-8, Nashua, NH 03062, Attention: Dale Vincent.

We maintain an Internet website at http://www.MangoSoft.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus. The other information we file with the SEC and that is available on our website is not part of the registration statement of which this prospectus forms a part.

INDEX TO FINANCIAL STATEMENTS

MangoSoft, Inc. — Audited Financial Statements

MangoSoft, Inc. — Audited Financial Statements

MangoSoft, Inc. — Interim Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of MangoSoft, Inc.:

We have audited the accompanying consolidated balance sheet of MangoSoft, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of MangoSoft, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company’s recurring losses from operations and its dependency on financing raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Stowe & Degon

Worcester, MA
March 30, 2007

MANGOSOFT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
As of December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$125,348
Accounts receivable	20,900
Total current assets	$146,248
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$51,738
Accrued compensation	7,788
Other accrued expenses and current liabilities	54,243
Total current liabilities	113,769
Long Term Liabilities:
Note payable	250,000
Total Liabilities	363,769
Commitments and Contingencies (Note 11)
Stockholders’ Deficit:
Preferred stock – $0.001 par value; authorized, 5,000,000 shares; issued and outstanding, 20,000 shares	20
Common stock – $0.001 par value, authorized, 3,703,704 shares, issued and outstanding 1,013,038 shares	1,013
Additional paid-in-capital	88,725,694
Accumulated deficit	(88,944,248)
Total stockholders’ deficit	(217,521)
Total	$146,248

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005
Service revenues	$275,100	$336,524
Costs and expenses:
Cost of services(1)	262,903	268,082
General and administrative(1)	568,003	432,403
Stock-based compensation expense	—	428
Loss from operations	(555,806)	(364,389)
Interest income	10,243	17,504
Interest expense	(6,463)	—
Income from settlement of accrued legal fees	677,777	—
Other expense	—	(203)
Net income (loss)	$125,751	$(347,088)
Net income (loss) per share — basic	$0.12	$(0.34)
Net income (loss) per share — diluted	$0.12	$(0.34)
Weighted average shares outstanding — basic	1,013,038	1,013,038
Weighted average shares outstanding — diluted	1,088,038	1,013,038
(1) Excludes stock-based compensation expense as follows:
General and administrative	—	428
	$—	$428

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
Balance, January 1, 2005	20,000	$20	1,013,038	$1,013	$88,725,694	$(428)	$(88,722,911)	$3,388
Stock-based compensation	—	—	—	—	—	428	—	428
Net loss	—	—	—	—	—	—	(347,088)	(347,088)
Balance, December 31, 2005	20,000	20	1,013,038	1,013	88,725,694	—	(89,069,999)	(343,272)
Net income	—	—	—	—	—	—	125,751	125,751
Balance, December 31, 2006	20,000	$20	1,013,038	$1,013	$88,725,694	$—	$(88,944,248)	$(217,521)

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$125,751	$(347,088)
Adjustments to reconcile net loss to net cash used in operating activities:
Income from settlement of accrued legal expenses	(677,777)	—
Stock-based compensation	—	428
Increase (decrease) in cash from the change in:
Accounts receivable	(3,493)	(4,895)
Accounts payable	(6,522)	4,187
Accrued compensation	—	(2,285)
Other accrued expenses and current liabilities	(46,811)	49,780
Deferred revenue	—	(20,467)
Net cash used in operating activities	(608,852)	(320,340)
Cash flows from investing activities:
Investment maturities	3,538	321,446
Interest receivable	—	21,524
Net cash provided by investing activities	3,538	342,970
Cash flows from financing activities:
Proceeds from note payable	250,000	—
Net cash provided by financing activities	250,000	—
Net increase (decrease) in cash and cash equivalents	(355,314)	22,630
Cash and cash equivalents, beginning of year	480,662	458,032
Cash and cash equivalents, end of year	$125,348	$480,662

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Operations

The Company

MangoSoft, Inc. and subsidiaries (the “Company”) markets, sells and supports Internet business software and services that improve the utility and effectiveness of Internet-based business applications. The Company’s software solutions address the networking needs of small businesses, workgroups and large enterprises. The Company is engaged in a single operating segment of the computer software industry.

As shown in the consolidated financial statements, during each of the two years in the period ended December 31, 2006, the Company incurred losses from operations of $555,806 and $364,889 respectively. Cash used in operations during each of the two years in the period ended December 31, 2006 was $608,852 and $320,340, respectively. These factors, among others, raise significant doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow and meet its obligations on a timely basis and ultimately attain profitability.

The Company has reduced its work force on four separate occasions since April 23, 2001 due to adverse economic conditions and the Company’s need to conserve capital. At December 31, 2006 and 2005, the Company had one (1) and two (2) employees, respectively, working in a general and administrative capacity.

On July 27, 2006, in order to optimize the Company's flexibility in undertaking new business opportunities, the Company decided to manage its patent portfolio and intellectual property assets through a new wholly-owned subsidiary MangoSoft Intellectual Property, Inc. The new Company is authorized to issue up to 1,000 shares of $.01 par value common stock. MangoSoft Intellectual Property, Inc. issued 100 of these shares of stock to MangoSoft Corp. None of the remaining 900 authorized shares have been issued at December 31, 2006.

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Operations  – (continued)

On September 11, 2006, MangoSoft Corp. assigned the ownership and legal titles of twelve of its patents and applications with no recorded value to MangoSoft Intellectual Property, Inc., (a wholly owned subsidiary). Pursuant to the agreement, MangoSoft Corp. assigned the entire right, title, and interest in and to the following applications to MangoSoft Intellectual Property, Inc.:

Title	Application No./Patent No.	Filing Date/ Issue Date
System for Tracking Data	08/848,970	05/02/97
Method for Scheduling Thread Execution on a Limited Number Operating System	09/069,352	04/29/98
Internet-Based Shared File Service with Native PC Client Access and Semantics and Distributed Access Control	09/704,050	11/01/00
Internet-Based Shared File Service with Native PC Client Access and Semantics	09/704,262	11/01/00
Dynamic Directory Service	10/704,327	11/07/03
Internet-Based Shared File Service with Native PC Client Access and Semantics and Distributed Version Control	11/285,423	11/21/05
System and Method for Providing Highly Available Data Storage Using Globally Addressable Memory	5,909,540	06/01/99
Remote Access and Geographically Distributed Computers in a Globally Addressable Storage Environment	5,987,506	11/16/99
Shared Client-Side Web Caching Using Globally Addressable Memory	6,026,474	02/15/00
Dynamic Directory Service	6,647,393	11/11/03
Distributed Virtual Web Cache Implemented Entirely in Software	6,760,756	07/06/04
Internet-Based Shared File Service with Native PC Client Access and Semantics	7,058,696	06/06/06

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after the elimination of all significant intercompany balances.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates. Actual results could differ from those estimates.

Cash and Equivalents — Cash and equivalents include cash on hand, cash deposited with banks and highly liquid debt securities with remaining maturities of ninety days or less when purchased.

Investments — Investments in which the Company has the ability and positive intent to hold to maturity are carried at amortized cost. Investments and maturities of less than one year are classified as short-term investments.

Concentration of Credit Risk — The Company maintains deposits in financial institutions, which occasionally exceed federally insured limits. Senior management continually reviews the financial stability of these institutions.

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Operations  – (continued)

The Company purchases all of its outsourced data center services from one vendor. Management believes an alternate vendor could be secured in the event the current vendor discontinued services in its current capacity.

Intangible Assets — Intangible assets consist of acquired technology, customer relationships and service marks (see Note 3).

Revenue Recognition — Software revenue is recognized upon delivery if persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred and collection is probable. Revenue from sales to distributors is recognized upon sales to end users. Service revenue is recognized as services are performed.

Software Development Costs — Costs incurred prior to technological feasibility of the Company’s software products are expensed as research and development costs. Certain costs incurred after technological feasibility has been established are capitalized. To date, the time period between the establishment of technological feasibility and completion of software development has been short and no significant development costs have been incurred during that period. Accordingly, the Company has not capitalized any software development costs to date.

Stock-Based Compensation — The Company accounts for stock-based employee compensation arrangements according to Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” effective January 1, 2006. Prior to adopting SFAS No. 123R the Company accounted for stock-based compensation under the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complied with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.

Equity instruments issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123R and Emerging Issues Task Force (“EITF”) Abstract No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

The Company’s 1999 Incentive Compensation Plan, as amended, provides for the issuance of up to 296,297 shares of common stock to employees, officers, directors and consultants in the form of nonqualified and incentive stock options, restricted stock grants and other stock-based awards, including stock appreciation rights. Employee options typically vest over three or four year periods. An option’s maximum term is ten years.

The following table provides the reported and pro forma net loss and loss per share amounts for the year ended December 31, 2005 had compensation expense for the Company’s stock-based compensation plans been determined based on the fair market value on the grant dates for awards under those plans consistent with the method of SFAS 123:

2005
Net loss applicable to common stockholders, as reported	$(347,088)
Add back: stock-based compensation costs included in the determination of net loss applicable to common shareholders, as reported	428
Less: Stock-based compensation had all options been recorded at fair value	(428)
Adjusted net loss	$(347,088)
Weighted average shares outstanding, basic and diluted	1,013,038
Net loss per share, basic and diluted, as reported	$(0.34)
Adjusted net loss per share, basic and diluted	$(0.34)

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Operations  – (continued)

Income Taxes — Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of existing assets and liabilities, using enacted tax rates. Valuation allowances are established when necessary to reduce the deferred tax assets to those amounts expected to be realized.

Comprehensive Loss — Comprehensive loss was equal to net loss for each year presented.

Net Loss Per Common Share — Basic net income (loss) per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share reflects, in addition to the weighted average number of common shares, the potential dilution if common stock options were exercised into common stock, unless the effects of such exercises would have been antidilitive.

Basic and diluted loss per common share are the same for 2005 as potentially dilutive stock options totaling 75,000 in 2006 and 2005 have not been included in the 2005 calculation of diluted net loss per common share available to common stockholders, as their inclusion would have been antidilutive.

Supplemental Cash Flow Information — The following table sets forth certain supplemental cash flow information for the years ended December 31, 2006, and 2005:

	Years Ended December 31,
	2006	2005
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments — An amendment to FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives. SFAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS 133. In addition, it amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to beneficial interest other than another derivative financial instrument. The new standard is effective to new or modified financial instruments in fiscal years beginning after September 15, 2006. The implementation of SFAS 155 is not expected to have material impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets — An amendment of FASB Statement No. 140” (“SFAS 156”). This statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. This standard clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The implementation of SFAS 156 is not expected to have a material impact on the Company’s consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” (“FIN 48”), FIN 48 prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 will require that the financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Operations  – (continued)

values. FIN 48 is effective for annual periods beginning after December 15, 2006. The implementation of FIN 48 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). This standard defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The new FASB rule does not supersede all applications of fair value in other pronouncements, but creates a fair value hierarchy and prioritizes the inputs to valuation techniques for use in most pronouncements. It requires companies to assess the significance of an input to the fair value measurement in its entirety. SFAS 157 also requires companies to disclose information to enable users of financial statements to assess the inputs used to develop the fair value measurements. SFAS 157 is effective for fiscal periods beginning after November 15, 2007. The Company is currently evaluating the impact on its consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). This standard enhances disclosure regarding the funded status of an employers’ defined benefit postretirement plan by (a) requiring companies to include the funding status in comprehensive income and (b) recognize transactions and events that affect the funded status in the financial statements in the year in which they occur (c) at a measurement date of the employer’s fiscal year-end. SFAS 158 is not expected to apply to the Company.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). This standard amends FASB Statement No. 115, “Accounting for Certain Investment in Debt and Equity Securities,” with respect to accounting for a transfer to the trading category for all entities with available-for-sale and trading securities electing the fair value option. This standard allows companies to elect fair value accounting for many financial instruments and other items that currently are not required to be accounted as such, allows different applications for electing the option for a single item or groups of items, and requires disclosures to facilitate comparisons of similar assets and liabilities that are accounted for differently in relation to the fair value option. SFAS 159 is effective for fiscal years beginning after November 15, 2007. If elected, the implementation of FAS 159 is not expected to have a material impact on the Company’s consolidated financial statements.

3. Investments

During 2006, the Company collected its remaining corporate notes aggregating $3,538. The secured corporate notes had been executed between the Company and several privately-held companies, each of which are related parties (see Note 10). The notes were secured by certain collateral pursuant to each note agreement and certain guarantees by the respective corporations. The 12% corporate notes with varying maturity dates were carried at cost due to the uncertainty of their interest payment. The principal on these notes was collateralized by the debtor’s receivables.

4. Note Payable

On September 20, 2006, the Company borrowed $250,000 from one of its stockholders, Selig Zises, which was subsequently converted to 500,000 shares of common stock on January 10, 2007 when 2,400,000 shares of common stock were sold through a private placement for aggregate proceeds of $1,200,000, including the conversion of this note. The note calls for interest to be paid at maturity or conversion, whichever occurs first, at prime plus 1% (9.25% at December 31, 2006). Accrued liabilities at December 31, 2006 includes accrued and unpaid interest on this note in the amount of $6,463.

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Income Taxes

The Company has federal and state tax net operating loss carryforwards available for future periods of approximately $71,901,000. The federal tax net operating loss carryforwards expire beginning in 2010, and state tax net operating loss carryforwards began expiring in 2000. As a result of the changes in the ownership of the Company, there may be limitations on the amounts of net operating loss carryforwards that may be utilized in any one year. The Company also has research and development credits for federal tax purposes of approximately $518,000, which expire beginning in 2011.

The tax effect of significant items comprising the Company’s deferred tax assets at December 31, 2006 is as follows:

2006
Deferred tax assets:
Net operating loss carryforwards	$24,446,000
Research and development credits	518,000
24,964,000
Valuation allowance	(24,964,000)
Net deferred tax assets	$—

The Company believes that uncertainty exists with respect to future realization of the deferred tax assets and has established a valuation allowance for the full amount as of December 31, 2006 and 2005.

A reconciliation between the amount of income tax determined by applying the applicable U.S. statutory tax rate to the pre-tax loss is as follows:

	2006	2005
Federal statutory rate	34%	34%
State tax, net of federal impact	6	6
Provision for valuation allowance on deferred tax assets	(40)	(40)
Effective tax rate	—%	—%

6. Stockholders’ Equity

Preferred stock — The Preferred Stock has no stated dividend rate. Each share of Preferred Stock is convertible into one share of common stock at the option of the holder. In addition to the conversion feature, the holders of the Preferred Stock are entitled to twenty-five votes per share of Preferred Stock on any matter brought to a vote of stockholders.

On March 11, 2003, the Board of Directors of MangoSoft, Inc. declared a dividend distribution of one right (a “Right”) to purchase one-tenth of a share of common stock, $0.001 par value, of the Company for each share of common stock, payable to stockholders of record on March 18, 2003. The Board of Directors also authorized and directed the issuance of one Right with respect to each common share issued thereafter until the distribution date (as defined in the Rights Agreement) and, in certain circumstances, with respect to common shares issued after the distribution date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one-tenth of a common share at a price of $250 per whole common share, subject to adjustment, as amended. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Interwest Transfer Co., Inc., as Rights Agent, dated as of March 14, 2003, as amended.

7. Stock Option Plan

The Company’s 1999 Incentive Compensation Plan (the “Plan”) as amended, provides for the issuance of up to 296,297 shares of common stock to employees, officers, directors and consultants in the form of

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Option Plan  – (continued)

nonqualified and incentive stock options, restricted stock grants or other stock-based awards, including stock appreciation rights. The stock options are exercisable as specified at the date of grant and expire no later than ten years from the date of grant. As of December 31, 2006, there were 179,652 remaining options available for grant under the Plan.

Stock-based compensation of $428 is included in the Company’s 2005 results of operations in connection with these grants issued prior to 2005 at exercise prices below the fair value of the Company’s common stock at the grant date. No such compensation expense was recognized in 2006.

There were no option grants made in 2006 and 2005.

Stock option activity, including options granted under the predecessor 1995 Stock Option Plan, was as follows:

	Number of Options	Weighted Exercise Price
Outstanding at December 31, 2004	110,245	12.99
Granted	—	—
Exercised	—	—
Forfeited	(35,245)	35.22
Outstanding at December 31, 2005	75,000	1.73
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2006	75,000	$1.73
Exercisable at December 31, 2006 and 2005	75,000

Options Outstanding			Options Exercisable
Number of Options	Range of Exercise Prices	Weighted Average Remaining Life (In Years)	Weighted Average Exercise Price	Number Currently Exercisable
37,037	$1.00	5.5	$1.00	37,037
37,963	$4.05	8.5	$4.04	37,963
75,000				75,000

8. Retirement Savings Plan

The Company adopted a savings plan for its employees pursuant to Section 401(k) of the Internal Revenue Code. All employees are eligible to participate and the plan allows a deferral ranging from a minimum 1% to the maximum percentage of compensation permitted by law. The Company may, at the discretion of the Board of Directors, make contributions on behalf of its employees under this plan. Such contributions, if any, become fully vested after five years of continuous service. The Company did not make any contribution in 2006 or 2005.

9. Commitments and Contingencies

The Company has entered into contingency fee arrangements with three firms providing legal services on behalf of the Company. Unless the firms are dismissed, no payment is to be made to these firms unless the outcome of certain litigations are successful.

On November 22, 2006 the Company entered into an agreement with a law firm with which it had incurred approximately $727,000 in fees that were included in accounts payable. Under the agreement the

MANGOSOFT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Commitments and Contingencies  – (continued)

Company settled this outstanding payable with a cash payment to the firm of $50,000. The Company also agreed to pay the firm 5% of the first $10,000,000 arising from certain patent litigation as defined in the agreement.

The Company has been, and expects to continue to be, subject to legal proceedings and claims that arise in the ordinary course of business. Management currently believes the resolution of these matters will not have a material adverse impact on the Company’s financial position, results of operations or its cash flows.

10. Related Party Transactions

Investments — During 2003 the Company issued approximately $414,000 in several secured corporate notes receivable accruing interest at 12.0% to 15.0% per annum to companies who are beneficially owned by two stockholders. The notes were repaid in full to the Company in 2005.

11. Geographic Sales Information and Major Customers

The Company generates the majority of its revenues from the sale of its products and services in North America. All of the Company’s 2006 and 2005 revenues were generated from sales to North American customers.

12. Subsequent Event

On March 29, 2007 the Company filed a Notice of Appeal in the United States District Court for the District of New Hampshire in the case of MangoSoft, Inc., et al. v. Oracle Corporation, C.A. No. 02-545-M. By filing the Notice of Appeal, MangoSoft has commenced an appeal in the United States Court of Appeals for the Federal Circuit challenging, among other things, the District Court’s claim construction Order of September 21, 2004, the District Court’s order granting defendant Oracle Corporation’s motion for summary judgment of non-infringement entered on March 14, 2006, and the District Court’s entry of final judgment entered on March 29, 2007.

On January 10, 2007, the Company issued 2,400,000 shares of $0.001 par value common stock to a group of investors including current stockholders, for aggregate gross proceeds of $1,200,000. Total proceeds include the conversion of a note payable to a stockholder issued in September 2006 in the principal amount of $250,000. The Company intends to utilize the net proceeds of the private placement to pay past due expenses and to fund its various patent litigations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of MangoSoft, Inc.:

We have audited the accompanying consolidated balance sheets of MangoSoft, Inc. and subsidiary (the “Company”) as of December 31, 2005, and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the two years ended December 31, 2005. These financial statements are the responsibility of the Company’s supervision. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of MangoSoft, Inc. and subsidiary as of December 31, 2005, and 2004, and the results of their operations and their cash flows for the three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company’s recurring losses from operations and its dependency on financing raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Stowe & Degon

Worcester, MA
March 29, 2006

MANGOSOFT, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$480,662
Short-term investments	3,538
Accounts receivable	17,407
Total current assets	$501,607
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$736,037
Accrued compensation	7,788
Other accrued expenses and current liabilities	101,054
Total current liabilities	844,879
Commitments and Contingencies (Note 10)
Stockholders’ Equity (Deficit):
Preferred stock – $0.001 par value; authorized, 5,000,000 shares; issued and outstanding, 20,000	20
Common stock – $0.001 par value, authorized, 3,703,704 shares, issued and outstanding 1,013,038	1,013
Additional paid-in-capital	88,725,694
Accumulated deficit	(89,069,999)
Total stockholders’ (deficit)	(343,272)
Total	$501,607

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004
Service revenues	$336,524	$466,225
Costs and expenses:
Cost of services(1)	268,082	390,676
General and administrative(1)	432,403	426,673
Loss on the disposal of equipment	—	21,910
Stock-based compensation expense	428	1,032
Loss from operations	(364,389)	(374,066)
Interest income	17,504	81,967
Other expense	(203)	(5,025)
Net loss	$(347,088)	$(297,124)
Net loss per share – basic and diluted	$(0.34)	$(0.29)
Weighted average shares outstanding – basic and diluted	1,013,038	1,013,038
(1) Excludes stock-based compensation expense as follows:
General and administrative	$428	$1,032

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2004	20,000	$20	1,013,038	$1,013	$88,725,694	$(1,460)	$(88,425,787)	$299,480
Stock Based Compensation	—	—	—	—	—	1,032	—	1,032
Net loss	—	—	—	—	—	—	(297,124)	(297,124)
Balance, December 31, 2004	20,000	20	1,013,038	1,013	88,725,694	(428)	(88,722,911)	3,388
Stock Based Compensation						428	—	428
Net loss	—	—	—	—	—	—	(347,088)	(347,088)
Balance, December 31, 2005	20,000	$20	$1,013,038	$1,013	$88,725,694	$—	$(89,069,999)	$(343,272)

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(347,088)	$(297,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and equipment write-down	—	147,132
Loss on the disposal of equipment	—	21,910
Intangible assets impairment loss	—	29,916
Stock-based compensation	428	1,032
Increase (decrease) in cash from the change in:
Accounts receivable	(4,895)	14,769
Prepaid expenses and other current assets	—	1,625
Accounts payable	4,187	60,467
Accrued compensation	(2,285)	(2,319)
Other accrued expenses and current liabilities	49,780	(284,705)
Deferred revenue	(20,467)	491
Net cash used in operating activities	(320,340)	(306,806)
Cash Flows from Investing Activities:
Investment maturities	321,446	462.264
Interest receivable	21,524	(20,786)
Other assets	—	5,916
Net cash provided by investing activities	342,970	447,394
Net increase in cash and cash equivalents	22,630	140,588
Cash and cash equivalents, beginning of year	458,032	317,444
Cash and cash equivalents, end of year	$480,662	$458,032

See notes to the consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Operations

The Company

MangoSoft, Inc. and subsidiary (the “Company”) markets, sells and supports Internet business software and services that improve the utility and effectiveness of Internet-based business applications. The Company’s software solutions address the networking needs of small businesses, workgroups and large enterprises. The Company is engaged in a single operating segment of the computer software industry.

As shown in the consolidated financial statements, during each of the two years in the period ended December 31, 2005 and 2004, the Company incurred net loss of $(347,088), and $(297,124), respectively. Cash used in operations during each of the two years in the period ended December 31, 2005 and 2004 was $320,340 and $306,806, respectively. These factors, among others, raise significant doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow and meet its obligations on a timely basis and ultimately attain profitability.

The Company has reduced its work force on four separate occasions since April 23, 2001 due to adverse economic conditions and the Company’s need to conserve capital. At December 31, 2005 and 2004, the Company had one (1) and two (2) employees, respectively, working in a general and administrative capacity.

2. Summary of Significant Accounting Policies

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after the elimination of all significant intercompany balances.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates. Actual results could differ from those estimates.

Cash and Equivalents — Cash and equivalents include cash on hand, cash deposited with banks and highly liquid debt securities with remaining maturities of ninety days or less when purchased.

Investments — Investments in which the Company has the ability and positive intent to hold to maturity are carried at amortized cost. Investments and maturities of less than one year are classified as short-term investments.

Concentration of Credit Risk — The Company maintains deposits in financial institutions, which occasionally exceed federally insured limits. Senior management continually reviews the financial stability of these institutions.

Intangible Assets — Intangible assets consist of acquired technology, customer relationships and service marks (see Note 3). Amortization expense for the year ended December 31, 2004 was approximately $110,000, which amortized this asset in full. The Company evaluates the carrying value of its intangible assets using anticipated cash flows to be generated by these assets over their useful lives. The Company assesses the carrying value of its intangible assets for impairment each year. As a result they have been written off at December 31, 2004. Based on its assessments, the Company incurred impairment charges for the year ended December 31, 2004 of $29,917.

Revenue Recognition — Software revenue is recognized upon delivery if persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred and collection is probable. Revenue from sales to distributors is recognized upon sales to end users. Service revenue is recognized as services are performed.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Software Development Costs — Costs incurred prior to technological feasibility of the Company’s software products are expensed as research and development costs. Certain costs incurred after technological feasibility has been established are capitalized. To date, the time period between the establishment of technological feasibility and completion of software development has been short and no significant development costs have been incurred during that period. Accordingly, the Company has not capitalized any software development costs to date.

Stock-Based Compensation — The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.”

Equity instruments issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Abstract No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

The Company’s 1999 Incentive Compensation Plan, as amended, provides for the issuance of up to 296,297 shares of common stock to employees, officers, directors and consultants in the form of nonqualified and incentive stock options, restricted stock grants and other stock-based awards, including stock appreciation rights. Employee options typically vest over three or four year periods. An option’s maximum term is ten years.

The following table provides the reported and pro forma net loss and loss per share amounts had compensation expense for the Company’s stock-based compensation plans been determined based on the fair market value on the grant dates for awards under those plans consistent with the method of SFAS 123:

	2005	2004
Net loss applicable to common stockholders, as reported	$(347,088)	$(297,124)
Add back: stock-based compensation costs included in the determination of net loss applicable to common shareholders, as reported	428	1,032
Less: Stock-based compensation had all options been recorded at fair value	(428)	(157,111)
Adjusted net loss	$(347,088)	$(453,203)
Weighted average shares outstanding, basic and diluted	1,013,038	1,013,038
Net loss per share, basic and diluted, as reported	$(0.34)	$(0.29)
Adjusted net loss per share, basic and diluted	$(0.34)	$(0.45)

Income Taxes — Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of existing assets and liabilities, using enacted tax rates. Valuation allowances are established when necessary to reduce the deferred tax assets to those amounts expected to be realized.

Comprehensive Loss — Comprehensive loss was equal to net loss for each year presented.

Net Loss per Common Share — Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share reflects, in addition to the weighted average number of common shares, the potential dilution if common stock options were exercised into common stock, unless the effects of such exercises would have been antidilitive.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Basic and diluted loss per common share are the same for 2005, and 2004 as potentially dilutive stock options totaling 75,000 in 2005, and 117,652 in 2004 have not been included in calculations of diluted net loss per common share available to common stockholders, as their inclusion would have been antidilutive.

Supplemental Cash Flow Information — The following table sets forth certain supplemental cash flow information for the years ended December 31, 2005, and 2004:

	Years Ended December 31,
	2005	2004
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Recently Issued Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board issued SFAS 123(R), Share-Based Payment, which is a revision of SFAS 123 (SFAS 123R). SFAS 123R supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123, detailed below. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative. SFAS 123R is effective for public entities that file as small business issuers as of the beginning or the first interim or annual reporting period that begins after December 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. We expect to adopt SFAS 123R on January 1, 2006, the commencement of our first quarter of fiscal 2006.

The Company will apply SFAS 123R using the “modified prospective” method. Under this transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for either recognition or pro forma disclosures.

In May 2005, the Financial Accounting Standards Board issued SFAS No. 154, Reporting Accounting Changes in Interim Financial Statements (“SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 will be effective for the Company beginning January 1, 2006 and is not expected to have a material impact on the Company’s financial position or results of operations.

3. Business Combination

On February 11, 2002, the Company acquired the fileTRUST online data storage service and related assets from Bank of America (formerly FleetBoston) Financial Corporation (“Bank of America (formerly FleetBoston)”). Under the terms of the purchase, the Company paid $175,000 in cash, issued 12,963 shares (as restated for the 1-for-27 reverse stock split on March 7, 2003) of the Company’s common stock and warrants to purchase 5,556 shares (as restated for the 1-for-27 reverse stock split on March 7, 2003) of the Company’s common stock at an exercise price of $14.31 per share (as restated for the 1-for-27 reverse stock split on March 7, 2003). The aggregate fair value of the common stock was $182,000, which was based on the closing price of the Company’s common stock on February 11, 2002. The aggregate fair value of the warrants was $70,000, which was determined using the Black-Scholes valuation model using the following assumptions: expected life of the warrants, 5 years; volatility, 127%; and the risk free interest rate, 4.25%.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combination  – (continued)

As part of the transaction, Bank of America (formerly FleetBoston) and the Company entered into a two-year enterprise license agreement for the internal use of fileTRUST by Bank of America (formerly FleetBoston). In addition, the two companies will continue to market fileTRUST under a cooperative marketing agreement. Under the terms of this cooperative marketing agreement, the Company is required to issue warrants to purchase its common stock to Bank of America (formerly FleetBoston) based on certain revenue targets, not to exceed 31,481 warrants over this two-year period. The 31,481 warrants have been accounted for as contingent consideration and will be recognized as additional purchase price as the revenue targets are achieved. No warrants were issued in 2005 or 2004 under the terms of the cooperative marketing agreement.

The total aggregate consideration rendered for this transaction totaled approximately $427,000. The following presents the preliminary allocation of the purchase price:

Cash paid	$175,000
Fair value of common stock issued	182,000
Fair value of warrants issued	70,000
Purchase price	$427,000
Software and acquired technology	$329,000
Computer equipment	54,000
Other identifiable intangible assets	44,000
$427,000

The software and acquired technology represents the fileTRUST operating software that has reached technological feasibility and has future economic value. The other identifiable intangible assets are comprised of customer relationships and the fileTRUST service mark. The computer equipment was being depreciated over its estimated useful lives, generally not to exceed three years. The software and acquired technology was being amortized over three years. The computer equipment and software were transferred to Builtright Networks, Inc., the Company’s primary outsourced service provider in September 2004. The net book value of these assets was $21,911 on the date of transfer. No proceeds were realized by the Company as part of this transfer. This amount has been reported in the 2004 statement of operations as loss on disposal of equipment. The other identifiable intangible assets have indefinite lives and were not being amortized but were subject to an impairment analysis in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” These intangible assets were determined by management to be permanently impaired and were written off at December 31, 2004.

The operations of the fileTRUST assets prior to the acquisition were not material to the Company’s financial statements.

4. Investments

Investments in held-to-maturity debt securities are carried at amortized costs and are as follows at December 31, 2005 and 2004:

2005	Cost	Interest Receivable	Total Value
Corporate notes, 12.0%, issued October 31, 2002, maturity date, April 15, 2005	$1,529	$723	$2,252
Corporate notes, 12.0%, issued December 15, 2002, maturity date, April 15, 2005	874	412	1,286
Total short-term held-to-maturity investments	$2,403	$1,135	$3,538

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Investments  – (continued)

2004	Cost	Interest Receivable	Total Value
Corporate notes, 12.0%, issued October 31, 2002, maturity date, April 15, 2005	$142,139	$702	$142,841
Corporate notes, 12.0%, issued December 15, 2002, maturity date, April 15, 2005	81,222	400	81,622
Corporate notes, 12%, issued at various dates in 2002, maurity dates vary in 2004 (collected in 2005)	100,489	21,556	122,045
Total short-term held-to-maturity investments	$323,850	$22,658	$346,508

The secured corporate notes have been executed between the Company and several privately-held companies, each of which are related parties (see Note 11). The notes are secured by certain collateral pursuant to each note agreement and certain guarantees by the respective corporations. The 12.0% corporate notes with varying maturity dates in 2004 are carried at cost due to the uncertainty of their interest payment. The principal on these notes is collateralized by the debtor’s receivables.

5. Property and Equipment

During 2004 the Company relocated its outsourced data centers and changed its billable service’s infrastructure configuration. Certain computer hardware, related equipment and leasehold improvements used to operate these services were no longer necessary and were disposed of. The loss of $21,910 was charged to operations during the year ended December 31, 2004.

6. Income Taxes

The Company has federal and state tax net operating loss carryforwards available for future periods of approximately $72,847,000. The federal tax net operating loss carryforwards expire beginning in 2010, and state tax net operating loss carryforwards began expiring in 2000. As a result of the changes in the ownership of the Company, there may be limitations on the amounts of net operating loss carryforwards that may be utilized in any one year. The Company also has research and development credits for federal and state tax purposes of approximately $1,548,000 and $1,118,000, respectively, which expire beginning in 2011.

The tax effect of significant items comprising the Company’s deferred tax assets at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$29,100,000	$28,854,000
Stock-based compensation	1,339,000	1,339,000
Research and development credits	2,668,000	2,664,000
	33,107,000	32,857,000
Valuation allowance	(33,107,000)	(32,857,000)
Net deferred tax assets	$—	$—

The Company believes that uncertainty exists with respect to future realization of the deferred tax assets and has established a valuation allowance for the full amount as of December 31, 2005 and 2004.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Income Taxes  – (continued)

A reconciliation between the amount of income tax determined by applying the applicable U.S. statutory tax rate to the pre-tax loss is as follows:

	2005	2004
Federal statutory rate	34%	34%
State tax, net of federal impact	6	6
Provision for valuation allowance on deferred tax assets	(40)	(40)
Effective tax rate	—%	—%

7. Stockholders’ Equity

Preferred Stock — At December 31, 2005 and 2004 the Company had 5,000,000 authorized shares of preferred stock, $0.001 par value, of which 20,000 were issued and outstanding. On July 24, 2003, the Company issued 20,000 shares of Series B Convertible Preferred Stock (the “Preferred Stock”) to two significant shareholders for $50,000, one of which is the Company’s former co-chairman of the board. The Preferred Stock has no stated dividend rate. Each share of Preferred Stock is convertible into one share of common stock at the option of the holder. In addition to the convertible features of this private placement, the holders of the Preferred Stock are entitled to twenty-five votes per share of Preferred Stock on any matter brought to a vote of shareholders.

Common Stock — At December 31, 2005 and 2004 the Company had 3,703,704 authorized shares of common stock, $0.001 par value, of which 1,013,038 were issued and outstanding.

On March 11, 2003, the Board of Directors of MangoSoft, Inc. declared a dividend distribution of one right (a “Right”) to purchase one-tenth of a share of common stock, $0.001 par value, of the Company for each share of common stock, payable to stockholders of record on March 18, 2003. The Board of Directors also authorized and directed the issuance of one Right with respect to each common share issued thereafter until the distribution date (as defined in the Rights Agreement) and, in certain circumstances, with respect to common shares issued after the distribution date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one-tenth of a common share at a price of $250 per whole common share, subject to adjustment, as amended. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Interwest Transfer Co., Inc., as Rights Agent, dated as of March 14, 2003, as amended.

8. Stock Option Plan

In connection with the Merger, MangoSoft Corporation’s 1995 Stock Option Plan was terminated and the Company adopted the 1999 Incentive Compensation Plan (the “Plan”). As amended, the Plan provides for the issuance of up to 296,297 shares of common stock to employees, officers, directors and consultants in the form of nonqualified and incentive stock options, restricted stock grants or other stock-based awards, including stock appreciation rights. The stock options are exercisable as specified at the date of grant and expire no later than ten years from the date of grant. As of December 31, 2005, there were 179,652 remaining options available under the Plan.

As discussed in Note 2, the Company accounts for stock options granted to employees in accordance with APB No. 25. Options granted in 1999 included stock appreciation rights (“SARs”) that permit the employee to receive the appreciation in shares of common stock in lieu of exercising the option. At December 31, 2005, and 2004, there were, 14,815, 40,874 and 42,086 outstanding options, respectively, to purchase the Company’s common stock that included SARs. Under APB No. 25, SARs are accounted for as variable awards.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Stock Option Plan  – (continued)

On April 3, 2001, the Company’s Board of Directors resolved to reprice options to purchase 95,710 shares of the Company’s common stock. The options were originally issued between October 1999 and December 2000 and had exercise prices ranging from $50.76 to $135.00 per share. The exercise price for these options was reduced to $27.81, the closing market value of the Company’s common stock as of the repricing date. The repriced options are now accounted for as variable awards, similar to the SARs. At December 31, 2005, and 2004, there were 22,222, and 26,222 outstanding options, respectively, to purchase the Company’s common stock that were repriced and subject to variable plan accounting.

Under APB No. 25, stock-based compensation expense pertaining to variable awards is measured at each reporting date based on the difference between the exercise price and the market price of the common stock. For unvested options, compensation expense is recognized over the vesting period; for vested options, compensation expense is adjusted up or down at each reporting date based on changes in the market price of the Company’s common stock.

On July 24, 2003, the Company amended its outstanding and vested stock options granted to its Chief Executive Officer. Vested and outstanding options to purchase 22,222 and 14,815 shares of the Company’s common stock at $27.81 and $33.75 per share, respectively, were cancelled. The Company granted its Chief Executive Officer options to purchase 37,037 shares of its common stock at an exercise price of $1.00 per share. The newly granted options are completely vested.

In 2000, the Company granted employees 94,930 options to purchase its common stock at prices less than the current market price of its common stock on the grant date. Stock-based compensation of $428, and $1,032 is included in the Company’s 2005, and 2004 results of operations in connection with these grants, respectively.

There were no such grants made in 2005, and 2004. The fair value of the stock options awarded to non-employees is calculated using the Black-Scholes option-pricing model.

Stock option activity, including options granted under the predecessor 1995 Stock Option Plan, was as follows:

	Number of Options	Weighted Exercise Price	Average Fair Value
Outstanding at January 1, 2004	79,689	22.31
Granted	37,963	4.05	$4.04
Exercised	—	—
Forfeited	(7,407)	67.50
Outstanding at December 31, 2004	110,245	12.99
Granted	—
Exercised	—	—
Forfeited	(35,245)	35.22
Outstanding at December 31, 2005	75,000	$1.73
Exercisable at December 31, 2005	75,000
Exercisable at December 31, 2004	110,245

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Stock Option Plan  – (continued)

Options Outstanding			Options Exercisable
Number of Options	Range of Exercise Prices	Weighted Average Remaining Life (In Years)	Weighted Average Exercise Price	Number Currently Exercisable
37,037	$1.00	5.5	$1.00	37,037
37,963	$4.05	8.5	$4.04	37,963
75,000				75,000

The fair value of options on their grant date was measured using the Black-Scholes option-pricing model. Key assumptions used to apply this pricing model are as follows:

	2005	2004
Risk-free interest rate	N/A	4.47%
Expected life of option grants	N/A	10 years
Expected volatility of underlying stock	N/A	188%

9. Retirement Savings Plan

The Company adopted a savings plan for its employees pursuant to Section 401(k) of the Internal Revenue Code. All employees are eligible to participate and the plan allows a deferral ranging from a minimum 1% to the maximum percentage of compensation permitted by law. The Company may, at the discretion of the Board of Directors, make contributions on behalf of its employees under this plan. Such contributions, if any, become fully vested after five years of continuous service. The Company did not make any contribution in 2005, or 2004.

10. Commitments and Contingencies

The Company has cancelled its operating lease for office space in November 2004. Total rent expense was approximately $0, and $23,000 for the years ended December 31, 2005, and 2004, respectively.

The Company has been, and expects to continue to be, subject to legal proceedings and claims that arise in the ordinary course of business. Management currently believes that resolving these matters will not have a material adverse impact on the Company’s financial position, results of operations or its cash flows.

11. Related Party Transactions

Investments — During 2003 the Company issued approximately $414,000 in several secured corporate notes receivable accruing interest at 12.0% to 15.0% per annum to companies who are beneficially owned by two stockholders. Approximately $321,000 and $462,000 was repaid to the Company in 2005 and 2004 as some of the corporate notes matured. See Note 4.

Private Placement — In July 2003, the Company issued 20,000 shares of its Class B Convertible Preferred Stock to two related parties for $50,000. See Note 7.

12. Geographic Sales Information and Major Customers

The Company generates the majority of its revenues from the sale of its products and services in North America. All of the Company’s 2005, and 2004 revenues were generated from sales to North American customers.

Two customers accounted for approximately 12% of 2005 net revenues. One customer accounted for approximately 35% of 2004 net revenues.

MANGOSOFT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Subsequent Event

On March 14, 2006, the U,S., District Court in New Hampshire ruled in favor of Oracle’s motion for summary judgment that it did not infringe U.S. Patent No. 6,148,377 held by MangoSoft, Inc. MangoSoft had sued Oracle in 2002, claiming infringement of its patent on shared memory technology as described in ITEM 3: LEGAL PROCEEDINGS.

MANGOSOFT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$460,666	$125,348
Accounts receivable	19,444	20,900
Total assets	$480,110	$146,248
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$—	$51,738
Accrued compensation	3,894	7,788
Other accrued expenses and current liabilities	41,105	54,243
Total current liabilities	44,999	113,769
Long Term Liabilities:
Note payable	—	250,000
Total liabilities	44,999	363,769
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock – $.001 par value; authorized, 5,000,000 shares; issued and outstanding, 20,000	20	20
Common stock – $.001 par value, authorized 15,000,000 shares in September 2007 and 3,703,704 shares in December 2006; issued and outstanding, 3,413,038 in September 2007 and 1,013,038 in December 2006	3,413	1,013
Additional paid-in capital	89,904,757	88,725,694
Accumulated deficit	(89,473,079)	(88,944,248)
Total stockholders' equity (deficit)	435,111	(217,521)
Total liabilities and stockholders' equity (deficit)	$480,110	$146,248

See notes to the unaudited condensed consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2007	2006
	(Unaudited)
Service revenues	$61,059	$67,845
Costs and expenses:
Cost of services	65,117	65,201
General and administrative	105,228	78,112
Loss from operations	(109,286)	(75,468)
Interest income	5,826	2,462
Net loss	$(103,460)	$(73,006)
Net loss per share – basic and diluted	$(0.03)	$(0.07)
Weighted average shares outstanding – basic and diluted	3,413,038	1,013,038

See notes to the unaudited condensed consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
Service revenues	$183,234	$210,919
Costs and expenses:
Cost of services	195,115	197,237
General and administrative	539,339	269,941
Loss from operations	(551,220)	(256,259)
Interest income	22,389	8,574
Net loss	$(528,831)	$(247,685)
Net loss per share – basic and diluted	$(0.16)	$(0.24)
Weighted average shares outstanding – basic and diluted	3,325,126	1,013,038

See notes to the unaudited condensed consolidated financial statements.

MANGOSOFT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(528,831)	$(247,685)
Adjustments to reconcile net loss to net cash used by operating activities:
Increase (decrease) in cash from the change in:
Accounts receivable	1,456	(3,854)
Accounts payable	(51,738)	(6,067)
Accrued compensation	(3,894)	(7,009)
Other accrued expenses	(6,675)	(558)
Net cash used in operating activities	(589,682)	(265,173)
Cash flows from investing activities:
Investment maturities	—	2,403
Interest receivable	—	1,135
Net cash provided by investing activities	—	3,538
Cash flows from financing activities:
Net Proceeds from Private Placement of Common Stock	925,000	—
Net cash provided by financing activities	925,000	—
Net increase (decrease) in cash and cash equivalents	335,318	(261,635)
Cash and cash equivalents, beginning of period	125,348	480,662
Cash and cash equivalents, end of period	$460,666	$219,027

Supplemental disclosure of non cash activities:

In connection with the Private Placement sale of Common Stock on January 10, 2007, the bridge financing note payable to an investor and related party in the amount of $250,000 and accrued interest in the amount of $6,463 was converted into 500,000 shares of Common Stock.

See notes to the unaudited condensed consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$37.00
*Legal Fees and Expenses (including blue sky fees and expenses)	$0
*Accounting Fees and Expenses	$7,500.00
*Printing Expenses	$15,000.00
*Subscription Agent Fees and Expenses	$7,500.00
*Transfer Agent Fees & Expenses	$5,000
*Miscellaneous	$9,963.00
*Total	$40,000.00

*	Estimated.

Item 15. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Articles of Incorporation of MangoSoft, Inc.

Our Articles of Incorporation contain provisions that limit the liability of directors in certain instances. As provided by the Nevada General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect liability for any breach of a director’s duty to us or our stockholders that involves (i) intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment dividends in violation of Nevada Revised Statutes 78.300.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and among First American Clock Co., MangoSoft Corporation and MangoMerger Corp., dated as of August 27, 1999.(1)
2.2	Asset Purchase Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank.(4)
3.1	Articles of Incorporation, as amended.(2)
3.2	By-laws.(2)
4.1	Rights Plan.(6)
4.2	Form of Warrant Agreement(1)
4.3	Warrant Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank.(4)
4.4	Form of Subscription Agreement for purchase of common stock, dated as of March 20, 2000.(1)
4.5	Form of Subscription Certificate(8)
4.6	Form of Stockholder of Record Letter(8)
5.1	Opinion of Zukerman Gore & Brandeis regarding the legality of securities(9)
10.1	Lease of Westborough Office Park, Building Five, dated November 10, 1995.(3)
10.2	1999 Incentive Compensation Plan, as amended and restated on May 1, 2000.(1)
10.3	Information Management Services Agreement, dated September 30, 2002, between MangoSoft, Inc. and Built Right Networks LLC.(5)
10.4	Rights Agreement, dated March 14, 2003 and amended on July 25, 2003, between MangoSoft, Inc. and Interwest Transfer Co., Inc.(6)
10.5	Form of Subscription Agent Agreement(8)
10.6	Form of Notice of Guaranteed Delivery(8)

Exhibit Number	Description of Exhibit
10.7	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees(8)
10.8	Retainer Agreement of Mintz Levin Cohn Ferris Glovsky and Popeo PC(8)
10.9	Retainer Agreement of Zukerman Gore & Brandeis, LLP(8)
10.10	Form of Letter from Brokers or Other Nominees to Beneficial Owners(8)
10.11	Form of Instructions by Beneficial Owners to Brokers or other Nominees(8)
14	Code of Ethics(7)
21	Subsidiary of the Registrant.(2)
23.1	Consent of Stowe & Degon*
23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1)

(1)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 7, 1999 and hereby incorporated by reference thereto.
(2)	Filed as an exhibit to our Registration Statement on Form 10-SB, filed June 9, 2000, and hereby incorporated by reference thereto.
(3)	Filed as an exhibit to our Quarterly Report filed November 9, 1999 for the quarter ended September 30, 1999 and hereby incorporated by reference thereto.
(4)	Filed as an exhibit to our Quarterly Report filed August 14, 2002 for the quarter ended June 30, 2002 and hereby incorporated by reference thereto.
(5)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 30, 2002 and hereby incorporated by reference thereto.
(6)	Filed as an exhibit to our Current Report on Form 8-K for an event dated March 21, 2003, as amended on July 25, 2003, and hereby incorporated by reference thereto.
(7)	Filed as an exhibit to our Annual Report filed on March 26, 2004 for the years ended December 31, 2003 and hereby incorporated by reference thereto.
(8)	Filed as an exhibit to our Post Effective Amendment No. 1 to our Registration Statement on Form S-1, filed December 21, 2007, and hereby incorporated by reference thereto.
(9)	Filed as an exhibit to our Registration Statement on Form S-1, filed on December 12, 2007, and hereby incorporated by reference thereto.
*	Filed herewith

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Regulation S-K, Item 512(a) Undertaking: the undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 11 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment of any securities being registered which remain unsold at the termination of the offering.

(d) Regulation S-K, Item 512(c) Undertaking: The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set for the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire on January 30, 2008.

MangoSoft, Inc.

By:	/s/ Dale Vincent Director and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 30, 2008.

Signature	Title
/s/ Dale Vincent	Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and among First American Clock Co., MangoSoft Corporation and MangoMerger Corp., dated as of August 27, 1999.(1)
2.2	Asset Purchase Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank.(4)
3.1	Articles of Incorporation, as amended.(2)
3.2	By-laws.(2)
4.1	Rights Plan.(6)
4.2	Form of Warrant Agreement(1)
4.3	Warrant Agreement, dated February 11, 2002, between MangoSoft, Inc. and Fleet National Bank.(4)
4.4	Form of Subscription Agreement for purchase of common stock, dated as of March 20, 2000.(1)
4.5	Form of Subscription Certificate(8)
4.6	Form of Stockholder of Record Letter(8)
5.1	Opinion of Zukerman Gore & Brandeis regarding the legality of securities(9)
10.1	Lease of Westborough Office Park, Building Five, dated November 10, 1995.(3)
10.2	1999 Incentive Compensation Plan, as amended and restated on May 1, 2000.(1)
10.3	Information Management Services Agreement, dated September 30, 2002, between MangoSoft, Inc. and Built Right Networks LLC.(5)
10.4	Rights Agreement, dated March 14, 2003 and amended on July 25, 2003, between MangoSoft, Inc. and Interwest Transfer Co., Inc.(6)
10.5	Form of Subscription Agent Agreement(8)
10.6	Form of Notice of Guaranteed Delivery(8)
10.7	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees(8)
10.8	Retainer Agreement of Mintz Levin Cohn Ferris Glovsky and Popeo PC(8)
10.9	Retainer Agreement of Zukerman Gore & Brandeis, LLP(8)
10.10	Form of Letter from Brokers or Other Nominees to Beneficial Owners(8)
10.11	Form of Instructions by Beneficial Owners to Brokers or other Nominees(8)
14	Code of Ethics(7)
21	Subsidiary of the Registrant.(2)
23.1	Consent of Stowe & Degon*
23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1)

(1)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 7, 1999 and hereby incorporated by reference thereto.
(2)	Filed as an exhibit to our Registration Statement on Form 10-SB, filed June 9, 2000, and hereby incorporated by reference thereto.
(3)	Filed as an exhibit to our Quarterly Report filed November 9, 1999 for the quarter ended September 30, 1999 and hereby incorporated by reference thereto.
(4)	Filed as an exhibit to our Quarterly Report filed August 14, 2002 for the quarter ended June 30, 2002 and hereby incorporated by reference thereto.
(5)	Filed as an exhibit to our Current Report on Form 8-K for an event dated September 30, 2002 and hereby incorporated by reference thereto.
(6)	Filed as an exhibit to our Current Report on Form 8-K for an event dated March 21, 2003, as amended on July 25, 2003, and hereby incorporated by reference thereto.
(7)	Filed as an exhibit to our Annual Report filed on March 26, 2004 for the years ended December 31, 2003 and hereby incorporated by reference thereto.
(8)	Filed as an exhibit to our Post Effective Amendment No. 1 to our Registration Statement on Form S-1, filed December 21, 2007, and hereby incorporated by reference thereto.
(9)	Filed as an exhibit to our Registration Statement on Form S-1, filed on December 12, 2007, and hereby incorporated by reference thereto.
*	Filed herewith